Exhibit 10.1

EXECUTION VERSION

DATED AS OF DECEMBER 21, 2006

by

ARCH REINSURANCE LTD.

as Obligor

with

BARCLAYS BANK PLC

as Agent,

BARCLAYS BANK PLC, ING BANK N.V., LONDON BRANCH AND

LLOYDS TSB BANK PLC

as Original Lenders

and

BARCLAYS CAPITAL,

as Mandated Lead Arranger

AMENDED AND RESTATED

LETTER OF CREDIT

AND

REIMBURSEMENT AGREEMENT

Schedule 1	Lender Commitments

Schedule 2	Existing Encumbrances

Schedule 3	Existing Indebtedness

Schedule 4	Dispositions

Exhibit A	Form Of Letters Of Credit

Part A	Form Of Letter Of Credit
Part B	Form Of Lender’s Authorization Letter Under Facility B

Exhibit B	Arch Reinsurance Security Agreement

Exhibit C	Form Of Utilization Request

Exhibit D	Form Of Custodial Account Value Certificate

Exhibit E	Form Of Compliance Certificate

Exhibit F	Form Of Assignment And Acceptance

i

AMENDED AND RESTATED LETTER OF CREDIT
AND REIMBURSEMENT AGREEMENT

This AMENDED AND RESTATED LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT is dated as of December 21, 2006 (as may be further amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) by and among Arch Reinsurance Ltd., a Bermuda company (the “Obligor”), Barclays Bank PLC (as agent for the Finance Parties (as hereinafter defined) (the “Agent” or the “Security Agent”), Barclays Bank PLC, ING Bank N.V., London Branch and Lloyds TSB Bank plc as Lenders (the “Original Lenders”) and Barclays Capital as mandated lead arranger (the “Arranger”).

1.

DEFINITIONS AND INTERPRETATION

1.1

Definitions

Unless the context clearly otherwise requires, the following terms shall have the following respective meanings:

“Acquired Indebtedness” has the meaning set forth in sub-clause 5.6.3(c) of Clause 5.6 (Negative Covenants).

“Adjusted Collateral Value” means, with respect to the Obligor and at any date of determination, an amount equal to the sum of (a) (i) to the extent that such Investments are comprised of Government Securities with less than or equal to two years to maturity, 95% of the market value (as determined on a daily basis) of the aggregate of such type of Investments in the Custodial Account, (ii) to the extent that such Investments are comprised of Government Securities with greater than two and less than eleven years to maturity, 90% of the market value (as determined on a daily basis) of the aggregate of such type of Investments in the Custodial Account, (iii) to the extent that such Investments are comprised of GNMA Securities with less than or equal to two years to maturity, 95% of the market value (as determined on a daily basis) of the aggregate of such type Investments in the Custodial Account, and (iv) to the extent that such Investments are comprised of GNMA Securities with greater than two and less than eleven years to maturity, 90% of the market value (as determined on a daily basis) of the aggregate of such type of Investments in the Custodial Account, and (b) 100% of the amount of the aggregate cash deposits in the Custodial Account.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Applicable Insurance Regulatory Authority” means the insurance department or similar administrative authority or agency that has the principal regulatory jurisdiction over the Obligor or other Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit F hereto.

“Base Currency” means U.S. Dollars.

“Beneficiary” means (a) Lloyd’s or (b) another financial institution acceptable to the Lenders who has issued a letter of credit in favor of Lloyd’s if such Letter of Credit would be either a back-to-back letter of credit in favor of such financial institution having the same amount, term and other applicable provisions as such financial institution’s letter of credit in favor of Lloyd’s or where such financial institution’s letter of credit in favor of Lloyd’s includes or represents the underwriting obligations of a third party in addition to those of the Obligor, the Letter of Credit shall be matched with back-to-back obligations included within or incorporated into the financial institution’s letter of credit in favor of Lloyd’s.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London and Bermuda are authorized or required to close.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.  For purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having, capital, surplus and undivided profits aggregating in excess of USD$200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1, or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above.

“Change of Control” means the Parent ceases to own, directly or indirectly, 100% of the shares of capital stock of (or other ownership or profit interests in) the Obligor.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any rule or regulation issued thereunder.

“Collateral” has the definition set forth in Clause 2.10 (Collateral Security).

“Collateral Account Control Agreement” means an agreement, satisfactory to the Security Agent, by and among the Obligor, the Security Agent and the Custodian pursuant to which the Custodian confirms and acknowledges the Security Agent’s security interest in the Custodial Account and undertakes such other matters as the Security Agent deems appropriate.

“Commitment” means:

(a) in relation to any Original Lender, the amount in the Base Currency set forth opposite its name on Schedule 1 (Lender Commitments) hereto,

(b) in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement; and

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a compliance certificate delivered to the Agent pursuant to paragraph (i) of sub-clause 5.1.2 (Compliance Certificate) substantially in the form set out in Exhibit E hereto.

“Consolidated Net Income” means, for any Person, for any period, net income (or loss) after income taxes of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” means, for any Person, as of the date of any determination, Net Worth of such Person and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, license, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

“Constituent Documents” means, with respect to any Corporation, such Corporation’s certificate of incorporation, memorandum of association or other similar document concerning the formation, organization and existence of such Corporation required under the laws of the jurisdiction of organization of such Corporation, and such Corporation’s by-laws or other similar document required under the laws of such jurisdiction of organization.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which are treated as a single employer under Section 414 of the Code.

“Corporation” includes companies, associations, corporations, partnerships, limited liability companies and other legal entities of all kinds.

“Credit Protection Arrangement” means any “over the counter” arrangement designed to transfer credit risk from one party to another, including credit default swaps (including, without limitation, single name, basket and first-to-default swaps), total return swaps and credit-linked notes.

“Custodial Account” shall have the meaning set forth in the Security Agreement executed and delivered by the Obligor.

“Custodian” shall have the meaning set forth in the Custodian Agreement.

“Custodian Agreement” means the Custody Agreement dated July 21, 2005 between the Bank of New York, as Custodian, and the Obligor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Default” means any event or condition specified in Clause 6.1 (Events of Default Defined) which, upon the giving of notice, the lapse of time, or the happening of any further condition, would become an Event of Default.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Fundamental Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

	(i)	from performing its payment obligations under the Fundamental Documents; or

	(ii)	from communicating with other Parties in accordance with the terms of the Fundamental Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Dollars, at any date of determination thereof, the amount of U.S. Dollars obtained by converting such currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable currency as published in the Financial Times (or any successor thereto) on the date of such determination.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender and (iii) any other bank or financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets approved by Lloyd’s for the purpose of providing guarantees and issuing or confirming letters of credit comprising a member’s Funds at Lloyd’s (as such term is defined in paragraph 4 of the Membership Bylaw (No. 17 of 1993)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” has the meaning set forth in Clause 4.12 (ERISA).

“Event of Default” has the meaning set forth in Clause 6.1 (Events of Default Defined).

“Facility” means the Letters of Credit that the Agent has agreed to issue on behalf of the Lenders under this Agreement in an amount (including all Letter of Credit Obligations and Reimbursement Obligations for the Obligor) not to exceed at the time of issuance of any Letter of Credit USD$150,000,000 (or the foreign currency Dollar Equivalent of pounds sterling or euro) in the aggregate.

“Facility Availability Period” means the Restatement Date up to and including December 31, 2007.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Facility Termination Date” means December 31, 2011.

“Finance Party” means the Agent, the Security Agent, the Arranger or a Lender.

“Fitch” means Fitch Ratings Ltd. or any successor to its rating business.

“Fundamental Documents” means and includes each of the following for the time being in force:

(a)         this Agreement;

(b)        the Letters of Credit;

(c)         the Security Agreement;

(d)        the Custodian Agreement; and

(e)         any other Security Document.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“GNMA Securities” means securities issued by the Government National Mortgage Association.

“Government Securities” means both U.S. Government Securities and OECD Government Securities.

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of the Obligor under insurance contracts, reinsurance agreements or retrocession agreements.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Indebtedness” means, for any Person, without duplication, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) reimbursement obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) Guarantees by such Person of Indebtedness of others; (g) Rate Hedging Obligations of such Person; and (h) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP or SAP, as applicable, would be shown as a liability on the consolidated balance sheet of such Person.   For the avoidance of doubt, Indebtedness shall not include (v) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses in each case arising in the ordinary course of business, (w) obligations of the Obligor with respect to Policies, (x) obligations arising under deferred compensation plans of the Obligor and its Subsidiaries in effect on the date hereof or which have been approved by the board of directors of the Obligor, (y) obligations with respect to products underwritten by the Obligor in the ordinary course of business, including insurance policies, annuities, performance and surety bonds and any related contingent obligations and (z) reinsurance agreements entered into by the Obligor in the ordinary course of business.

“Insurance License” means licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities) permits or authorizations to transact insurance and reinsurance business.

“Interest Rate” means the rate of interest per annum equal to 2% above LIBOR from time to time in effect, not to exceed the maximum rate of interest permitted by applicable law.

“Investment” means (i) Government Securities and (ii) GNMA Securities.

“ISP” means the International Standby Practices (ISP 1998), International Chamber of Commerce Publication No. 590.

“Issue Date” means the date on which a Letter of Credit is issued.

“JPMorgan Credit Agreement” means the Credit Agreement, dated as of September 16, 2004, as amended and restated as the Amended and Restated Credit Agreement, dated as of November 29, 2005 and as amended and restated as the Second Amended and Restated Credit Agreement, dated as of August 30, 2006, by and among the Parent, Arch Capital Group (U.S.) Inc., other Subsidiaries of the Parent, including the Obligor, the Agent, HSBC Bank USA, N.A., ING Bank N.V., London Branch, The Bank of New York, and Wachovia Bank, N.A., Calyon and Citibank, N.A., as documentation agents, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A. as administrative agent.

“Lender” means:

(a)         each Original Lender; and

(b)        any Eligible Assignee which has become a Lender hereto pursuant to an Assignment and Acceptance,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter(s) of Credit” means the irrevocable standby letters of credit issued for the benefit of the Beneficiaries under this Agreement having an expiry date up to four years from the date of issue in the aggregate issued amount at any one time, when aggregated with any other outstanding Letters of Credit under this Agreement, not to exceed a face amount of USD$150,000,000.

“Letter of Credit Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Commitments, that Lender’s Commitment, and (b) after the termination of the Commitments, the Lender’s aggregate Letter of Credit Obligations in respect of all Letters of Credit issued by the Agent on behalf of such Lender.

“Letter of Credit Obligations” means, as at any date of determination thereof, on an aggregate basis for all Letters of Credit issued at the request of the Obligor, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit (assuming, notwithstanding any provision of a Letter of Credit to the contrary, that such Beneficiary was then entitled to draw the full amount remaining available thereunder) but which has not been drawn as of that date (for purposes of any Letters of Credit denominated in pounds sterling or euro, the maximum amount that could be drawn by the Beneficiaries of such Letters of Credit shall be deemed to be the Dollar Equivalent of such amount as of such date).

“LIBOR” means,

(a)         the applicable Screen Rate; or

(b)        (if no Screen Rate is available for the applicable currency) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Bank to leading banks in the London interbank market;

as of the relevant time on the quotation date in accordance with market practice for the offering of deposits in such currency and for the specified period

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Lloyd’s” means The Society and Council of Lloyd’s or its affiliates or the managing agents of any Lloyd’s syndicate reinsured by the Obligor.

“Majority Lenders” means:

(a)        if there are no Letters of Credit then outstanding, a Lender or Lenders whose Ratable Share aggregate more than 66 2/3% of the total Commitments (or, if the total Commitments have been reduced to zero, aggregated more than 66 2/3% of the total Commitments immediately prior to the reduction); or

(b)        at any other time, a Lender or Lenders whose Ratable Share in the Letters of Credit then outstanding aggregate more than 66 2/3% of all the Letters of Credit then outstanding.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means an event or circumstance which has or could reasonably be expected to have a material adverse effect on:

(a)         the ability of the Obligor to meet the obligations of this Agreement;

(b)        the business assets or financial condition of the Obligor and its Subsidiaries taken as a whole or the Parent and its Subsidiaries taken as a whole; or

(c)         the validity or enforceability of the rights and remedies of the Lenders or the Agent under the Fundamental Documents.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of any Affiliate of the Obligor.

“Net Worth” means, as at any date of determination, for any Person, the sum of its capital stock (including, without limitation, its preferred stock), capital in excess of par or stated value of shares of its capital stock (including, without limitation, its preferred stock), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the effects of Financial Accounting Statement No. 115 which shall be determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Notice of Termination” means a notice of the kind referred to in Clause 2.1.3.

“Obligor” means Arch Reinsurance Ltd., a Bermuda company.

“OECD Country” means a country that (a) either (i) is a full member of the Organization for Economic Cooperation and Development or (ii) has concluded special lending arrangements with the International Monetary Fund’s General Arrangements to Borrow and (b) has not rescheduled its external sovereign debt within the previous five years.

“OECD Government Securities” means securities issued by any OECD Country in U.S. Dollars, pounds sterling or euro and which are rated at least AAA by S&P (or Moody’s or Fitch equivalent).

“Original Agreement” means the Letter of Credit and Reimbursement Agreement dated as of November 25, 2003 by and among the Obligor and Barclays Bank PLC, as amended and restated on August 19, 2004, on November 24, 2004 and on December 6, 2004, as amended on July 21, 2005 and as amended and restated on December 31, 2005.

“Original Beneficiary” means any Beneficiary as defined in the Original Agreement.

“Original Letters of Credit” means the letters of credit issued under the Original Agreement.

“Parent” means Arch Capital Group Ltd., a Bermuda company.

“Party” means a party to this Agreement.

“Permitted Indebtedness” has the meaning set forth in sub-clause 5.6.3(c) of Clause 5.6 (Negative Covenants).

“Person” means and includes an individual, a partnership, trust, estate, corporation, company, unincorporated organization, limited liability company and a government or any agency, instrumentality or political subdivision thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Credit Party or any member of the Controlled Group may have any liability.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable governmental authorities) by the Obligor and any coinsurance agreements entered into or to be entered into by the Obligor.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction, the numerator of which is that Lender’s Letter of Credit Exposure and the denominator of which is the aggregate Letter of Credit Exposure of all Lenders, as the applicable percentage may be adjusted by assignments permitted pursuant to Clause 9.4 (Successors and Assigns).  The initial Ratable Share of each Lender is set forth opposite the name of that Lender set forth on Schedule 1 (Lender Commitments) hereto.

“Rate Hedging Obligations” means, for any Person, any and all net obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including but not limited to, U.S. Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, or any similar derivative transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Reference Bank” means the principal London office of Barclays Bank PLC or such other banks as may be appointed by the Agent.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect from the date of this Agreement.

“Reimbursement Obligations” means with respect to the Obligor, all of its obligations pursuant to Clause 2.2 (Reimbursement; Agent’s Responsibility) to reimburse each Lender for payments made by each Lender upon any drawings under any Letter of Credit issued at the request of the Obligor and to pay to the Agent and Lenders all other amounts that are payable by the Obligor to the Agent and Lenders pursuant to this Agreement and the other Fundamental Documents.  For purposes of drawings under any Letters of Credit denominated in pounds sterling or euro, the amount of such drawing shall be deemed to be the Dollar Equivalent of such amount as of the date of repayment of such drawing, provided, however, that, solely for the purpose of determining the Obligor’s compliance with the requirements of sub-clause 5.1.4 (Maintenance of Adjusted Collateral Value) hereof and Clause 1 of the Security Agreement on any given date, the amount of any such unreimbursed drawing shall be deemed to be the Dollar Equivalent of such amount as of such date.

“Repeating Representations” means the representations which are set out in Clause 4.1 (Corporate Existence and Power) to Clause 4.18 (Investment Company Act) inclusive (it being understood and agreed that the representation or warranty contained in sub-clause

4.6.1 shall be required to be true and correct only as of the Restatement Date and any other representation or warranty that is expressly stated to have been made as of a specific date shall be required to be true in all material respects only as of such specific date).

“Restatement” means the delivery of the executed Fundamental Documents by the parties thereto on the Restatement Date.

“Restatement Date” means the date on which all of the conditions set forth in Clause 3.1 (Conditions Precedent to Restatement and Issuance of Initial Letters of Credit) shall have been satisfied or waived by the Lenders.

“SAP” means the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that are to be used in making the calculations for purposes of determining compliance with this Agreement.

“SAP Financial Statements” means the financial statements of the Obligor which have been submitted or are required to be submitted to the Applicable Insurance Regulatory Authority.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency period, displayed on the appropriate page of the Telerate screen.   If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, pledge, Lien or other security interest securing any obligation of any person or any other agreement or arrangement having a substantially similar effect.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of December 21, 2006, in the form of Exhibit B hereto, between the Security Agent and the Obligor, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, securing the obligations of the Obligor under this Agreement and the relevant Letters of Credit.

“Security Documents” means, collectively, the Security Agreement, the Collateral Account Control Agreement and each other instrument or agreement that secures or guarantees the Letter of Credit Obligations and the Reimbursement Obligations.

“Single Employer Plan” means a Plan maintained by any member of the Controlled Group for employees of any member of the Controlled Group.

“Subsidiary” of a Person means:

(a)         any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries; or

(b)        any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Obligor.

“Tax” means any present or future tax, rate, duty, impost, governmental charge or levy, including, without limitation thereto, any corporation, income (other than any taxes imposed on or measured by the gross income or profits of the Agent or any Lender), value added, capital gains, sales, transfer, use, excise, occupation, franchise, property, stamp or other tax or duty and any license, registration and recording fee and all penalties, fines, interest imposed, assessed or otherwise payable in respect of any of the foregoing and all deductions or withholdings required to be made in respect of any of the foregoing levied, assessed, charged or required by any government or taxing authority in any country.

“Total Commitments” means the aggregate of the Commitments being USD$150,000,000 at the date of this Agreement.

“Unpaid Sum” means any sum due and payable but unpaid under the Fundamental Documents.

“U.S. Government Securities” means securities (treasury bills, notes and bonds) that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the U.S. Government and which are rated at least AAA by S&P and Aaa by Moody’s (provided that if the relevant security has a split rating, the lower of the two ratings shall apply).

“Utilization Request” means a utilization request substantially in the form set out in Exhibit C hereto.

1.2

Interpretation

1.2.1     The terms “hereof,” “hereunder” and “herein” refer to this Agreement as a whole.

1.2.2     References by number to Clauses, Schedules and Exhibits refer to the Clauses, Schedules and Exhibits of this Agreement unless otherwise stated.

1.2.3     The singular form of any word also refers to the plural form of such word, and vice versa, and any word of any particular gender includes the correlative words of the other genders.

1.2.4     Any references in this Agreement to one or more items preceded by the word “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

1.2.5     Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or any Letter of Credit application related thereto, whether or not such maximum face amount is in effect at such time.

1.2.6     “Barclays Capital” is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC.

2.

TERMS OF THE LETTER OF CREDIT FACILITY

2.1

The Letters of Credit

2.1.1     On the terms and subject to the further conditions hereinafter set forth and upon satisfaction of the conditions set forth in Clause 3 (Conditions of Issuance of Letters of Credit), the Agenthereby agrees to issue on behalf of the Lenders on and after the Restatement Date Letters of Credit, each dated the date of its issuance, substantially in the form of Exhibit A hereto (or, in the case of a Letter of Credit issued to an Original Beneficiary on the Restatement Date in exchange for an Original Letter of Credit, substantially in the form of the Original Letter of Credit issued to such Original Beneficiary with appropriate changes to reflect the Commitments of the Lenders) and in the aggregate issued and outstanding at any one time in a face amount not to exceed USD$150,000,000 and so long as (after giving effect to the issuance of the requested Letter of Credit) the Adjusted Collateral Value is not less than the sum of all amounts then outstanding with respect to the Letter of Credit Obligations and Reimbursement Obligations, as more specifically set forth below in sub-clause 2.1.2.  Letters of Credit may be issued in U.S. Dollars, pounds sterling or euro, provided that the Obligor is in compliance with sub-clause 5.1.4 of Clause 5.1 (Affirmative Covenants).  So long as any Letter of Credit is outstanding and has not expired, this Agreement shall continue to be in full force and effect with respect to such Letter of Credit, provided, however, that no Letter of Credit shall be renewed, nor shall any

             Letter of Credit be issued, on or after the last date of the Facility Availability Period.

2.1.2     The Obligor may, from time to time, request that the Agent issue on behalf of the Lenders Letters of Credit during the period from the date hereof to but not including the last date of the Facility Availability Period, to cover underwriting years of account 2007 and 2008; provided, however, that (i) the aggregate amount of Letter of Credit Obligations and Reimbursement Obligations at any time issued shall not exceed the Adjusted Collateral Value, and (ii) the aggregate face amount of all Letters of Credit issued under this Agreement, shall not exceed USD$150,000,000.  The Obligor shall make such request by executing and delivering to the Agent, in the case of Letters of Credit to be issued in U.S. Dollars or euro, not more than five nor less than three Business Days, or, in the case of Letters of Credit to be issued in pounds sterling, one Business Day, before the proposed Issue Date a Utilization Request and related documentation (in hardcopy and/or electronic format acceptable to the Agent).  If there shall exist any inconsistency between the terms of this Agreement (and the Security Documents) and any such documentation relating to a Letter of Credit issued under this sub-clause 2.1.2, the terms of this Agreement (and the Security Documents) shall control.

2.1.3     The Agent is hereby authorized by each Lender to issue any Letter of Credit pursuant to sub-clause 2.1.1 by:

(a)    completing the issue date and the proposed expiry date of such Letter of Credit;

(b)    completing the schedule to such Letter of Credit with the percentage participation of each Lender as allocated pursuant to the terms hereof; and

(c)    executing such Letter of Credit on behalf of each Lender and following such execution delivering such Letter of Credit, together with, if requested by the Beneficiary, a copy of each Lender’s Authorization Letter, to the Beneficiary on the Issue Date.

2.1.4     Upon the termination of the Commitments, if no Letters of Credit are outstanding or such Letters of Credit are either (i) collateralized in a manner satisfactory to the Lenders by cash equal to not less than 100% of the amounts outstanding or available for drawing in a manner satisfactory to the Lenders or (ii) supported by back-to-back letters of credit the terms, conditions and issuer of which are satisfactory to the Lenders, and if the principal of and interest on each drawing remaining unpaid pursuant to the terms of reimbursement set forth in sub-clause 2.2.1 (Reimbursement; Agent’s Responsibility) and all fees payable hereunder shall have been paid in full, the Lenders agree to review the suspension of certain covenants and events of default while cash deposits in the Custodian Account exceed the face amount of outstanding Letters of Credit or such Letters of Credit are supported by back-to-back letters of credit from banking institutions acceptable to the Lenders on terms and conditions of which are acceptable to the Lenders.

2.1.5     The Agent shall on the date of issuance of each Letter of Credit give a Notice of Termination to the Beneficiary of such Letter of Credit (and the Lenders hereby authorize the Agent to serve such notice) so that such Letter of Credit expires on the fourth anniversary date of the Commencement Date (as defined in such Letter of Credit) or on any date subsequent thereto as specified in such Notice of Termination (whereupon the maximum actual and contingent liability of each Lender thereunder shall be reduced to zero).

2.1.6     The Obligor may request a Letter of Credit be amended, renewed or extended by delivering a Utilization Request to the Agent.  The issue of any amended, renewed or extended Letter of Credit shall be subject to the same conditions as a new Utilization Request.  If the conditions for the issuance thereof have been met, the Agent shall issue such amended, renewed or extended Letter of Credit in accordance with the provisions of this Agreement as if it were a Letter of Credit and each Lender’s participation therein shall be determined accordingly.

2.2

Reimbursement; Agent’s Responsibility

2.2.1     The Agent shall promptly notify each Lender and the Obligor of a demand for drawing under any Letter of Credit issued at the request of the Obligor on or prior to the date of payment of such drawing by contacting such Person telephonically, promptly followed by written notice.  Reimbursement by the Obligor of the amount of each such drawing is due and payable in full in the currency in which such drawing is to be made (i) on the same day that each such Lender honors such drawing, if the foregoing notice is received before 1:00 p.m. (London time) on the date of such drawing or (ii) on the Business Day immediately following the date of such drawing, if the foregoing notice is received after 1:00 p.m. (London time) on the date of such drawing, and the Obligor absolutely and unconditionally agrees to pay or cause to be paid to the Agent for the account each Lender, on such date, without demand, the amount of any drawing under a Letter of Credit issued at the request of the Obligor.

2.2.2     The Obligor absolutely and unconditionally agrees to pay, or cause to be paid, to the Agent for the account of each Lender, on demand, interest at the Interest Rate on any amount (including on overdue interest to the extent permitted by law) due by the Obligor hereunder that is not paid when due, for each day such amount is unpaid.

2.3

Obligations of Lenders

Whenever a Lender receives a demand for payment under a Letter of Credit, it will promptly examine the demand to determine whether or not it is in conformity with such Letter of Credit under which it is presented.  Each Lender shall be entitled to make any payment in accordance with the terms of the relevant Letter of Credit without reference to or further authority from the Obligor or any other investigation or enquiry if the demand for payment appears on its face to be in accordance with the terms and conditions of such Letter of Credit.  The Obligor irrevocably authorizes each Lender to comply with any demand under a Letter of Credit which appears on its face to be in order.

2.4

Participations

Each Lender shall participate in each Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) issued pursuant to this Clause 2 in an amount equal to its Ratable Share of the face amount of such Letter of Credit. The Obligor hereby agrees to each such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and, so long as each Letter of Credit is issued, amended, renewed or extended in accordance with this Agreement, shall not be affected by any circumstance whatsoever, including any such amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The obligations of each Lender are several and the failure by a Lender to perform its obligations hereunder shall not affect the obligations of the Obligor towards any other party hereto nor shall any other party be liable for the failure by such Lender to perform its obligations hereunder.

2.5

Unconditional Obligations of the Obligor

2.5.1     The Obligor agrees with the Agent and each Lender that the following provisions shall apply with respect to each Letter of Credit issued at the request of the Obligor:

(a)         Except as otherwise expressly stated in any Letter of Credit, but without limiting any provision of this Agreement or any Letter of Credit, there may be accepted or honored as complying with such Letter of Credit any documents of any character that comply with the provisions and interpretations contained in the ISP.

(b)        The Agent, the Security Agent, any Lender or any of their respective correspondents or agents shall not be responsible for: (i) the truth or accuracy of any statement contained in any document received under the Letters of Credit; (ii) the validity, sufficiency or genuineness of any such document believed by the Agent or a Lender in good faith and in the exercise of ordinary care to be valid, even if wholly fraudulent or forged; (iii) any breach of contract between the Obligor or any other Person and the Beneficiary of any Letter of Credit; (iv) interruptions or delays in the transmission or delivery of messages, by mail, courier service or electronic means, whether in cipher or not; (v) any errors or omissions in the translation of any document; (vi) failure or delay in giving any notice or in complying with any other formality; (vii) delay in arrival or failure to arrive of any property or required instrument or document; (viii) failure of any document to bear adequate reference to a Letter of Credit, or failure of any Person to note the amount of any payment on the reverse side of a Letter of Credit or to surrender or to take up a Letter of Credit or to send forward documents as required by the terms of a Letter of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed may be waived by the Agent or a Lender; (ix) the fact that any instructions, oral or written, given to the Agent or a Lender purporting to have been given by or on behalf of the Obligor and believed by the Agent or such Lender in good faith and in the exercise of ordinary care to be valid which pertain to the issuance of any Letter of Credit, any extension, increase or other modification of any Letter of Credit or other action to be taken or omitted with reference thereto, were wholly or partly insufficient, erroneous, unauthorized or fraudulent; or (x) any other act or omission as to which banks are relieved from responsibility under the terms of the ISP, provided that none of the contingencies referred to in subparagraphs (i) through (x) of this sub-clause (b) is attributable to the gross negligence or willful misconduct of the Agent, the Security Agent, any Lender or any of their respective correspondents or agents.

(c)         The Obligor will, without expense to the Agent or the Lenders, procure or cause to be procured promptly all necessary licenses which are required with respect to the transaction(s) which is/are the subject of any Letter of Credit issued for the Obligor or to which any such Letter of Credit relates, will comply with or cause to be complied with all applicable governmental regulations in regard thereto, and will furnish or cause to be furnished to the Agent such documents and certificates in respect thereof as the Agent may require.

(d)        The Obligor hereby agrees to indemnify and hold harmless the Agent, the Security Agent and the Lenders from and against all liability, loss or expense (including reasonable legal fees, court costs and other expenses which the Agent, the Security Agent, the Agent and the Lenders may incur in enforcing their respective rights hereunder) incurred as a consequence of (i) any failure on the part of the Obligor duly to perform its agreements contained in this Clause 2.5, (ii) any action taken or omitted by the Agent, the Security Agent, any Lender or any of their respective correspondents in relation to any Letter of Credit issued at the request of or on behalf of the Obligor, or (iii) any claims asserted by any party to any transaction in connection with which such Letters of Credit are issued, except such liability, loss or expense, if any, as is incurred as a result of the gross negligence or willful misconduct on the part of the Agent, the Security Agent, any Lender or of any of their respective correspondents.

2.6

Voluntary Cancellation

During the Facility Availability Period, the Obligor shall have the right at any time and from time to time to cancel the undrawn portion of the Facility in whole or in part (if in part, in minimum amounts of not less than USD$5,000,000) without penalty upon ten Business Days’ prior written notice to the Agent.  Amounts so cancelled may not be reinstated.  Upon the last day of the Facility Availability Period, the undrawn portion of the Facility shall automatically be cancelled.  Notwithstanding the foregoing, no such cancellation shall reduce the Facility below an aggregate amount equal to the Letter of Credit Obligations and the Reimbursement Obligations.

2.7

Regulatory Requirements; Additional Costs

The Obligor shall pay to the Agent from time to time upon demand such amounts as the Agent or a Lender determines in its sole discretion is necessary to compensate the Agent or such Lender for any costs attributable to the Agent’s issuing on behalf of the Lenders or having outstanding, or any Lender’s participation in, or a Lender’s making payment under, any Letter of Credit issued at the request of the Obligor resulting from the application of any domestic or foreign law or regulation or the interpretation or administration thereof applicable to the Agent or any Lender regarding any reserve, assessment, capitalization (including the cost of maintaining capital sufficient to permit issuance of the Letters of Credit, provided the cost attributed to the Letters of Credit is determined in good faith by any reasonable method) or similar requirement whether existing at the time of issuance of any such Letter of Credit or adopted thereafter, including, without limitation, any reduction in amounts receivable hereunder as a result of any change in applicable law, treaty, regulation, policy or directive, or the imposition of any Tax or increase in any existing Tax, applicable to the transactions contemplated hereunder or the commitments of the Lenders hereunder.

2.8

Fees

2.8.1     The Obligor agrees to pay to the Agent for the account of the Agent and each Lender the following fees in connection with this Agreement:

(a)         a Letter of Credit commission fee payable quarterly in arrears (and calculated based upon a 360-day year and actual days elapsed) on the last Business Day of each March, June, September and December, commencing on March 31, 2007 in an amount equal to 0.25% per annum of the amount of the total Letter of Credit Obligations from time to time outstanding;

(b)        a Letter of Credit participation fee, within ten days of the Restatement Date, in an amount equal to 0.075% per annum of the amount of the Facility;

(c)         a Letter of Credit unused fee payable quarterly in arrears (and calculated based upon a 360-day year and actual days elapsed) on the last Business Day of each March, June, September and December, commencing on March 31, 2007 in an amount equal to 0.075% per annum of an amount equal to USD$150,000,000 minus the total Letter of Credit Obligations from time to time outstanding; and

(d)        Such fees shall be paid to the Agent and the Original Lenders from the date hereof, and to the Lenders from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, until the Facility Termination Date. The amount paid to each Lender will be its Ratable Share of the fees paid.

2.8.2     The Obligor agrees to pay to the Agent separately, and for its own account, the following fees in connection with this Agreement:

(a)         after twenty Letters of Credit have been issued hereunder in any twelve-month period, a Letter of Credit issuance fee of USD$250 to be paid prior to or on each Issue Date for each additional Letter of Credit issued at the request of the Obligor; and

(b)        all charges, costs and fees in the amounts and at the times separately agreed upon between the Obligor and the Agent from time to time

2.9

Payments and Computations

2.9.1     Except as specifically set forth in this Agreement, all payments to be made by or on behalf of the Obligor under this Agreement shall be made, not later than 4:00 p.m. London time, on the date when due, in immediately available funds by federal funds wire to the Agent in the applicable currency at:

if U.S. Dollars:

Barclays Bank PLC New York SWIFT Address:               BARC US 33 Account No.:                     050036211 Beneficiary:                        Loan Operations re Agency Loans Reference:                          Loan Ops re:  Arch Re

if pounds sterling:

Barclays Bank PLC London Sort Code: 20-00-34 Account: GSU fees claimed Account No: 08290385

Reference:                          Loan Ops re: Arch Re

if euros:

Barclays Bank PLC London Account No: 12990655 SWIFT Address: BARCGB22 Beneficiary: Barclays Bank PLC Wholesale, London Swift Address: BARCGB5G

Reference:                          Loan Ops re: Arch Re

or to such other address or account, or to the attention of such other Person as the Agent shall notify the Obligor.

2.9.2     All payments made by or on behalf of the Obligor under this Agreement shall be made without setoff or counterclaim and free and clear of, and without deduction for, any Taxes (other than any taxes imposed on or measured by the gross income or profits of the Agent or any Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless the Obligor is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Obligor with respect to any amount payable by it hereunder, it will pay to the Agent, on the date on which such amount becomes due and payable hereunder and in U.S. Dollars, such additional amount as shall be necessary to enable the Agent or any Lender to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Obligor.  If, at any time, the Agent or any Lender, or any Eligible Assignee of a Lender hereunder (an “Assignee”), is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof, the Agent or any Lender or the Assignee shall deliver to the Obligor, through the Agent, on the date it becomes a party to this Agreement, and at such other times as may be necessary in the determination of the Obligor in its reasonable discretion, such certificates, documents or other evidence, properly completed and duly executed by the Agent or any Lender or the Assignee (including, without limitation, Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service) to establish that the Agent, any such Lender or the Assignee is not subject to deduction or withholding of United States Federal Income Tax under

Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to the Agent, any such Lender or the Assignee of principal, interest, fees or other amounts payable hereunder.  The Obligor shall not be required to pay any additional amount to the Agent, any such Lender or any Assignee under this sub-clause 2.9.2 if the Agent, any such Lender or such Assignee shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if the Agent, any such Lender or any Assignee shall have satisfied such requirements on the date it became a party to this Agreement, nothing in this sub-clause 2.9.2 shall relieve the Obligor of its obligation to pay any additional amounts pursuant to this sub-clause 2.9.2 in the event that, as a result of any change in applicable law, the Agent, any such Lender or such Assignee is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that the Agent, any such Lender or the Assignee is not subject to withholding as described in the immediately preceding sentence.

2.9.3     All payments made by or on behalf of the Obligor under this Agreement shall be applied first to the payment of all fees, expenses and other amounts due to the Agent and the Lenders (excluding principal and interest) by the Obligor, then to accrued interest with respect to the Reimbursement Obligations, and the balance on account of outstanding principal with respect to the Reimbursement Obligations; provided, however, that upon the occurrence and during the continuation of an Event of Default, payments will be applied to the obligations of the Obligor to the Agent and the Lenders as the Lenders determine in their sole discretion.

2.9.4     All payments which shall be due hereunder on a day that is not a Business Day shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

2.9.5     Computations of interest hereunder and computations of fees stated to be on an annual basis shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).

2.10

Collateral Security

All of the obligations of the Obligor to the Agent, the Security Agent or any Lender under this Agreement and the other Fundamental Documents shall be secured by a security interest and pledge granted by the Obligor, as security for the Obligor’s obligations under this Agreement and the Letters of Credit issued at the request of the Obligor, in favor of the Security Agent, for and on behalf of the Agent and the Lenders, in the securities and other collateral described in the Security Documents (together with all property or interests therein and all income therefrom and proceeds thereof, collectively, the “Collateral”).

2.11

Original Agreement

From the date of this Agreement, the Obligor shall not request any Letter of Credit (as defined in the Original Agreement) be issued under the Original Agreement

3.

CONDITIONS OF ISSUANCE OF LETTERS OF CREDIT

3.1

Conditions Precedent to Restatement and Issuance of Initial Letters of Credit

This Agreement shall be effective upon, and the obligations of the Agent to issue on behalf of the Lenders any Letter of Credit under this Agreement on or after the Restatement Date are subject to, the satisfaction of the following conditions precedent (it being understood that until such time as the following conditions precedent have been satisfied, the Original Agreement shall remain in full force and effect):

3.1.1     Fundamental Documents:  The Obligor shall have executed and delivered to the Agent eachFundamental Document required hereunder, which shall be in full force and effect.

3.1.2     Proof of Corporate Action:  The Agent shall have received a certificate of the Obligor’s corporatesecretary or assistant secretary, or the equivalent thereof, dated the Restatement Date, setting forth resolutions of theBoard of Directors, or the equivalent thereof, of the Obligor approving the transactions contemplated by this Agreement and the other Fundamental Documents and authorizing the execution, delivery and performance by the Obligor of this Agreement and the other Fundamental Documents to which the Obligor is a party, which certificate shall state that such resolutions are in full force and effect without amendment.

3.1.3     Incumbency Certificates:  The Agent shall have received a certificate of the Obligor’s corporate secretary or assistant secretary, or the equivalent thereof, dated the Restatement Date, setting forth the names and containing a specimen signature of each officer and director of the Obligor authorized to sign this Agreement and the other Fundamental Documents to which the Obligor is a party and to give notices and to take other action on behalf of the Obligor hereunder and in relation to the Collateral.

3.1.4     Constituent Documents:  The Agent shall have received a certificate of the Obligor’s corporate secretary or assistance secretary, or equivalent thereof, dated the Restatement Date, certifying that the Constituent Documents of the Obligor are true and correct as of the Restatement Date.

3.1.5     Bermuda Requirements:  The Agent shall have received a certificate of compliance issued by the Bermuda Regulatory Authority (Registrar of Companies and, if applicable, the Bermuda Monetary Authority) for each of the Parent and the Obligor in form and substance satisfactory to the Agent.

3.1.6                            Legal Opinions:  The Agent shall have received signed legal opinions of (i) counsel for the Obligor and (ii) counsel for the Agent, each in form and substance satisfactory to the Agent, which opinions shall be addressed to and allow reliance thereon by the Agent and the Original Lenders.

3.1.7                            Original Beneficiaries:  Each Original Beneficiary shall have returned cancelled all Original Letters of Credit issued to it; provided that in the case of Original Letters of Credit issued to Lloyds TSB Bank plc, an indemnity with respect to such Original Letters of Credit shall have been executed and delivered to Barclays Bank PLC as issuing bank by Lloyds TSB Bank plc, such indemnity to be in form and substance satisfactory to Barclays Bank PLC.

3.1.8                            Proceedings and Documents:  All corporate and other proceedings and all other matters in connection with the transactions contemplated by this Agreement (including, without limitation, all regulatory and third party approvals), the other Fundamental Documents and all other documents incidental hereto and thereto, including all opinions of counsel, shall be reasonably satisfactory in form and substance to the Lenders.

3.1.9                            Financial Information:  The Obligor shall have furnished all financial data and other information requested by the Agent or the Lenders.

3.1.10                      No Default; Representations and Warranties:  On and as of the Restatement Date, there shall exist no Default or Event of Default and all representations and warranties made by the Obligor in this Agreement and each of the Fundamental Documents shall be true and complete in all material respects (it being understood and agreed that the representation or warranty that is expressly stated to have been made as of a specific date shall be required to be true in all material respects only as of such specific date).

3.1.11                      Regulations and Policies:  There have been no material changes in governmental regulation or policy affecting the Agent or any Lender in respect of this Agreement or the Obligor.

3.1.12                      Consents and Approvals:  The Obligor and the Agent shall have obtained all necessary consents and approvals for the transactions contemplated by this Agreement and the other Fundamental Documents.

3.1.13                      Lender’s Authorization Letter:  The Agent shall have received a signed copy of each Lender’s Authorization Letter substantially in the form of Part B of Exhibit A hereto executed by each Lender.

3.1.14                      Collateral Requirements:  The Lenders shall be satisfied with the Custodian Agreement, the Security Agreement, the Collateral Account Control Agreement, subordination of the Custodian’s Liens and any other relevant documentation required in respect of the collateral requirements and the Obligor shall have made or caused to be made all such filings and recordings in each applicable jurisdiction reasonably requested by the Agent to be filed to create or perfect the Liens intended to be created under the Security Documents.

3.1.15                      Custodial Account: The Obligor shall have confirmed that the Adjusted Collateral Value as of the Restatement Date is not less than the sum of all amounts then outstanding with respect to Letter of Credit Obligations and Reimbursement Obligations and that each of the Investments utilized in the preceding calculation of Adjusted Collateral Value has been deposited into the Custodial Account.

3.1.16                      Know Your Customer:  The Agent and each Lender shall have received all documents and evidence reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender in order for the Agent or such Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Fundamental Documents.

3.1.17                      Fees:  The Agent shall have received for its own account and for distribution (as appropriate) to each Lender the fees payable on the Restatement Date under Clause 2.8 (Fees).

3.2                           Additional Conditions Precedent to the Issuance of Letters of Credit

The obligations of the Agent to issue on behalf of the Lenders any Letter of Credit under this Agreement on each Issue Date are subject to the further conditions precedent that:

3.2.1                            both immediately prior to the issuance of such Letter of Credit and also after giving effect thereto:

(a)                     no Default shall have occurred and be continuing;

(b)                    the representations and warranties made by the Obligor in this Agreement and each of the Fundamental Documents shall be true and complete in all material respects on and as of the date of the issuance of such Letter of Credit with the same force and effect as if made on and as of such date (it being understood and agreed that the representation or warranty contained in sub-clause 4.6.1 shall be required to be true and correct only as of the Restatement Date and any other representation or warranty that is expressly stated to have been made as of a specific date shall be required to be true in all material respects only as of such specific date);

3.2.2                            the Agent shall have received a Utilization Request;  and

3.2.3                            the Obligor shall have confirmed (i) that the Adjusted Collateral Value as of the date of any requested issuance of a Letter of Credit is not less than the sum of all amounts then outstanding with respect to Letter of Credit Obligations and Reimbursement Obligations, taking into account the amount of the requested Letter of Credit, (ii) that each of the Investments utilized in the preceding calculation of Adjusted Collateral Value has been deposited into the Custodial Account and (iii) that the aggregate face amount of the Letters of Credit issued under this Agreement (taking into account the requested Letter of Credit) does not exceed USD$150,000,000 or such lower amount of the Facility as a result of cancellation under Clause 2.5 (Unconditional Obligations of the Obligor).

Each request for a Letter of Credit hereunder shall constitute a certification by the Obligor to the effect set forth above (both as of the date of such notice and, unless the Obligor otherwise notifies the Agent prior to the date of such Letter of Credit issuance, as of the date of such issuance).

4.                                 REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Lenders to enter into this Agreement and to issue the Letters of Credit, the Obligor for itself hereby represents and warrants on the Restatement Date that:

4.1                           Corporate Existence and Power

The Obligor (a) is a company or corporation duly organized, validly existing without limitation of its corporate existence and in good standing under the laws of Bermuda and (b) has adequate power and authority and legal right to own or hold under lease the properties it purports to own or to hold under lease and to carry on the business in which it is engaged or presently proposes to engage.  The Obligor has adequate power and authority to enter into this Agreement and each of the other Fundamental Documents to which it is a party, to request Letters of Credit hereunder, to create the Collateral for the Letter of Credit Obligations and the Reimbursement Obligations contemplated by this Agreement and the Security Documents and to perform its obligations under this Agreement and each of the other Fundamental Documents to which it is or is to become a party as contemplated by this Agreement.

4.2                           Authority

The execution and delivery by the Obligor of this Agreement and each other Fundamental Document to which it is or is to become a party as contemplated hereby, the obtaining of Letters of Credit hereunder, the pledging of the Collateral for the Letter of Credit Obligations and the Reimbursement Obligations contemplated by this Agreement and the Security Documents and the performance by the Obligor of its obligations in respect of this Agreement and the other Fundamental Documents in accordance with their respective terms, have been duly authorized by all necessary corporate action on the part of the Obligor and do not and will not (a) contravene any provision of the Constituent Documents of the Obligor, (b) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or, except as contemplated by this Agreement, result in the creation or imposition of any Lien pursuant to the terms of any mortgage, indenture, deed of trust, security agreement, pledge agreement, charge or other instrument to which the Obligor or any of its respective property is bound, (c) violate any law, governmental rule, regulation, order or decree of any court or administrative agency or governmental officer applicable to and binding upon the Obligor, (d) require any waiver, consent or other action by any governmental or regulatory authority or by any trustee or holder of any Indebtedness or obligations of the Obligor or (e) require the approval of the shareholders of the Obligor.

4.3                           Binding Effect of Agreement and Other Fundamental Documents

4.3.1                            This Agreement has been duly executed and delivered by the Obligor and the agreements contained herein constitute, and the agreements contained in each other Fundamental Document to which the Obligor is or is to become a party will, when each such other Fundamental Document is executed and delivered, constitute valid and legally binding obligations for the Obligor enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.2                            Each Security Document executed and delivered on or after the date hereof will effectively create the Liens purported to be created thereby and such Liens will be first-priority Liens on the Collateral covered thereby, subject to no other Liens (except Liens in favor of the Custodian).

4.4                           Financial Information

The Parent and the Obligor have heretofore furnished to the Agent accurate and complete financial data and other information in all material respects based on its operations in previous years, and said financial data furnished to the Agent is accurate and complete and fairly presents in all material respects the financial position and the results of operations for the period indicated therein in all material respects.

4.5                           Pari passu ranking

The Obligor’s payment obligations under the Fundamental Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applicable to the Obligor.

4.6                           Material Adverse Change; No Default

4.6.1                            Since December 31, 2005, nothing has occurred which has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6.2                            No Default or Event of Default exists with respect to the Obligor.

4.7                           Existing Security Interest

No Security exists on or over the assets of the Obligor except as permitted by sub-clause 5.6.1 (Negative Pledge).

4.8                           Litigation

There are no legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Obligor) threatened against the Parent or the Obligor that are reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.

4.9                           Compliance with Laws and Agreements

The Obligor is in compliance with laws, regulations and orders of any governmental agency or authority applicable to it or its Properties and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10                     Winding-up

No meeting has been convened for the winding-up, administration, dissolution or liquidation of the Obligor, no such step is intended by the Obligor and, so far as it is aware, no petition, application or equivalent or analogous procedure under the law of the jurisdiction of the Obligor’s incorporation is outstanding for its winding-up, administration, dissolution or liquidation (save where such petition, application or equivalent or analogous procedure is frivolous or vexatious in nature).

4.11                     Reorganizations

No step is intended or has been taken by the Obligor for the reorganization, reconstruction, merger, amalgamation or consolidation (or any equivalent or analogous procedure) of the Obligor save where (i) it will survive such procedure as a separate legal entity and such step or procedure will not have or be likely to have a Material Adverse Effect or (ii) the Majority Lenders have provided their prior written consent to such procedure.

4.12                     ERISA

The Obligor contributes to Single Employer Plans maintained by its ERISA Affiliate but does not contribute to a Multiemployer Plan.  There exists no Unfunded Pension Liability with respect to any Single Employer Plans, except as would not have a Material Adverse Effect.

For the purposes of this Clause 4.12, “Unfunded Pension Liability” means the excess of an Employee Plan’s liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding an Employee Plan pursuant to Section 412 of the Code for the applicable plan year and “ERISA Affiliate” means, with respect to a company, any Person that would be deemed at any relevant  time to be a single employer with the company pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

4.13                     Margin Stock

4.13.1                      The Obligor is not engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

4.13.2                      None of the extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

4.13.3                      Neither the Obligor nor any agent acting on its behalf has taken or will take any action which might cause the Fundamental Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

4.14                     Anti-Terrorism Laws

4.14.1                      Neither the Obligor nor any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

4.14.2                      Neither the Obligor nor any of its Affiliates is any of the following:

(a)                     a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(b)                    a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)                     a person or entity with which the Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism law;

(d)                    a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)                     a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

4.14.3                      The Obligor does not (i) to the best of its knowledge, conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) to the best of its knowledge, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.15                     Custodian

The Custodian has not resigned as Custodian without a successor Custodian satisfactory to the Agent being appointed.

4.16                     Insurance Licenses

There is (a) no Insurance License of the Obligor or any of its Subsidiaries that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (b) no sustainable basis for such a suspension, revocation or limitation, and (c) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (a), (b) and (c) above has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Obligor nor any of its Subsidiaries transacts any insurance business, directly or indirectly, in any jurisdiction where such business requires any Insurance License other than in those jurisdictions in which the Obligor or such Subsidiary has obtained such Insurance License.

4.17                     No Section 32 Direction

The Obligor has not received any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act, 1978 of Bermuda.

4.18                     Investment Company Act

Neither the Parent nor the Obligor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.19                     Repeating Representations

Each of the Repeating Representations will be correct and complied with in all material respects on each Issue Date and each date that a Letter of Credit is renewed, reissued and extended as if repeated then by reference to the then existing circumstances.

5.                                 COVENANTS

5.1                           Affirmative Covenants

The Obligor for itself covenants and agrees that so long as any Letter of Credit is outstanding:

5.1.1                            Maintenance of Corporate Existence:  The Obligor shall maintain its corporate existence.

5.1.2                            Reporting Requirements:  The Obligor shall furnish to the Agent (with sufficient copies for each Lender):

(a)                     Annual GAAP Financial Statements:  Within 90 days following the end of the Parent’s fiscal year (or, if a registered company, such earlier date as the Parent’s Form 10-K is filed with the SEC) copies of:

(i)                       the consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the close of such fiscal year, and
(ii)                    the consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and accompanied by an opinion thereon of PricewaterhouseCoopers LLP or other firm of independent public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Agent, to the effect that the financial statements have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and present fairly in all material respects in accordance with GAAP the financial condition of the Parent and its Subsidiaries as of the end of such fiscal year and the consolidated results of operations and cash flows of the Parent and its Subsidiaries for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards applied on a basis consistent with other prior years (except as otherwise specified in such report; provided that any exceptions or qualifications thereto must be acceptable to the Majority Lenders) and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances.

(b)                    Quarterly GAAP Financial Statements:  As soon as available, and in any event within 60 days after the end of each quarterly fiscal period of the Parent (other than the fourth fiscal quarter of any fiscal year), copies of:

(i)                       the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and
(ii)                    the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal quarter and the portion of such fiscal year ended with such fiscal quarter, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and certified as presenting fairly in accordance with GAAP applied on a basis consistent with other prior years (except as otherwise specified in such report; provided that any exceptions or qualifications thereto must be acceptable to the Majority Lenders) the financial condition of the Parent as of the end of such period and the results of operations for such period by a senior officer of the Parent, subject only to normal year-end accruals and audit adjustments and the absence of footnotes.

(c)                     Annual/Quarterly Reports:  Concurrently with the delivery of the financial statements required pursuant to paragraphs (a), (b), (f) and (g) of this Clause, copies of all reports required to be filed with any Applicable Insurance Regulatory Authority in connection with the filing of such financial statements.

(d)                    Management Letters:  Subject to the consent of the independent certified public accountant in connection with an examination of the financial statements of the Parent or the Obligor, promptly upon receipt thereof, copies of any reports or management letters relating to the internal financial controls and procedures delivered to the Parent and the Obligor by any independent certified public accountant in connection with an examination of the financial statements of the Parent or the Obligor, as applicable.

(e)                     Additional Information:  Such additional information as the Agent may reasonably request concerning the Parent or the Obligor and for that purpose all pertinent books and other documents relating to its business, affairs and Properties, including Investments as shall from time to time be designated by the Agent.

(f)                       Annual Obligor Financial Statements:  As soon as available, and in any event within 90 days after the close of each fiscal year of the Obligor, the summary consolidated balance sheet of the Obligor and its Subsidiaries as at the end of such fiscal year and the related summary consolidated statement of income of the Obligor and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the fiscal year, all in form and scope consistent in all material respects with the financial statements of the Obligor previously delivered and certified by the chief financial officer or controller of the Obligor, which certificate shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Obligor and its Subsidiaries as at the dates indicated (subject to normal year-end audit adjustments and the absence of full footnote disclosure).  As soon as available and in any event within 90 days after the close of each fiscal year or such later date as may be required by the Bermuda Companies Law, the SAP Financial Statements for the Obligor for such fiscal year.

(g)                    Quarterly Obligor Statements:  As soon as available, and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Obligor, a summary consolidated balance sheet of the Obligor and its Subsidiaries as at the end of such period and the related summary consolidated statement of income of the Obligor and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in form and scope consistent in all material respects with the financial statements of the Obligor previously provided and certified by the chief financial officer or controller of the Obligor, as presenting fairly in all material respects, on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.

(h)                    Custodial Account Certificate:  The Obligor shall furnish to the Agent a Custodial Account Certificate substantially in the form of Exhibit D hereto (i) no later than the tenth Business Day of each month, (ii) upon the occurrence of a Default or an Event of Default, and (iii) at any time and from time to time upon the request of the Agent.

(i)                        Compliance Certificate: The Obligor shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a), (b) (f) and (g) of this clause, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with sub-clauses 6.1.2 and 6.1.3 of Clause 6 (Events of Default Defined) as at the date as at which those financial statements were drawn up.  Each Compliance Certificate shall be signed by the chief financial officer or controller of the Obligor.

(j)                        Notification of Default:  The Obligor shall notify the Agent of the occurrence of any Default (and of any action taken or proposed to be taken to remedy it) or Event of Default promptly after becoming aware of it.

(k)                     Material Litigation:  The Obligor shall notify the Agent of any litigation proceedings current, or to its knowledge pending or threatened, in writing which are likely to have a Material Adverse Effect.

(l)                        Insurance Reports and Filings:

(i)                       Promptly following the delivery or receipt, as the case may be, by the Obligor, copies of (a) each material registration, filing or submission made by or on behalf of the Obligor with any Applicable Insurance Regulatory Authority, except for policy form or rate filings, (b) each material examination and/or audit report submitted to the Obligor by any Applicable Insurance Regulatory Authority, (c) all material information which the Lenders may from time to time request with respect to the nature or status of any material deficiencies or violations reflected in any examination report or other similar report, and (d) each material report, order, direction, instruction, approval, authorization, license or other notice which the Obligor may at any time receive from any Applicable Insurance Regulatory Authority.  For the purpose of this clause (ii) only, determinations of “material” shall be made by the Obligor in good faith.
(ii)                    As soon as available and in any event within 120 days after the end of each fiscal year of the Parent, a report by an independent actuarial consulting firm of recognized national standing reviewing the adequacy of loss and loss adjustment expense reserves as at the end of the last fiscal year of the Parent and its Subsidiaries on a consolidated basis, determined in accordance with SAP and stating that the Parent has maintained adequate reserves, it being agreed that in each case such independent firm will be provided access to or copies of all relevant valuations relating to the insurance business of the Parent in the possession of or available to the Parent and that the furnishing by the Obligor of such report shall be subject to the consent of such independent firm.
(iii)                 Promptly following notification thereof from a governmental authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other material adverse action in respect of, any Insurance License.

(m)                  Section 32 Direction:  Promptly following receipt thereof by the Obligor, notice of any direction or other notification by the Obligor from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act, 1978 of Bermuda.

(n)                    Know Your Customer:  Promptly upon the reasonable request of the Agent (for itself or on behalf of any Lender), supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent  in order for the Agent or a Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Fundamental Documents.

(o)                    Delivery of Information:  The Obligor and each Lender hereby acknowledges and agrees that the Agent and/or the Obligor may make available to the Lenders material and/or information provided by or on behalf of the Obligor under this Agreement or any other Fundamental Document by posting such materials and/or information on IntraLinks or another similar electronic system reasonably acceptable to the Agent and the Obligor (it being understood and agreed that the posting of such materials and/or information on IntraLinks or another similar electronic system shall not be deemed a violation of Clause 9.11 (Confidentiality) of this Agreement.

5.1.3                            Minimum Rating:  The Obligor shall at all times maintains a minimum AM Best Financial Strength Rating of B++.

5.1.4                            Maintenance of Adjusted Collateral Value:  The Obligor shall at all times maintain Collateral in the Custodial Account maintained in its name in an amount such that the Adjusted Collateral Value (determined on a daily basis) is not less than the sum of all amounts then outstanding with respect to the sum of the Letter of Credit Obligations and Reimbursement Obligations, taking into account the calculations set forth in this sub-clause 5.1.4 (Maintenance of Adjusted Collateral Value) which provide for Adjusted Collateral Value and issuance of Letter(s) of Credit in pounds sterling, euros or U.S. Dollars as applicable.  If the Obligor requests that the Agent issue on behalf of the Lenders Letter(s) of Credit in a currency other than U.S. Dollars, the Obligor shall deposit Collateral in the Custodial Account the Adjusted Collateral Value of which, in the same currency as the Letter of Credit requested, shall be the equivalent of the face amount of the requested non-U.S. Dollar Letter(s) of Credit.  If, at any time, the Obligor requests a Letter of Credit and deposits into the Custodial Account Investments which are not the same currency as the requested Letter of Credit, the Obligor must maintain an Adjusted Collateral Value of not less than 110% of the Dollar Equivalent of the face amount of such requested Letter of Credit.  The Obligor agrees that if the required Adjusted Collateral Value of the Collateral in the Custodial Account is less than the sum of the Letter of Credit Obligations and the Reimbursement Obligations, the Obligor shall immediately, and in no event no later than 5:00 p.m. (New York time) on the Business Day immediately following the date of notice by any Finance Party, pay to the Custodian the amount of any such deficiency, which payment shall be deposited by the Custodian into the applicable Custodial Account in the form of cash or Investments.  At any time, other than after the occurrence and during the continuation of a Default or an Event of Default, the Obligor may substitute Collateral to the extent such substitution arises from normal trade activities within the Custodial Account in accordance with the provisions of Clause 1 of the Security Agreement between the Obligor and the Security Agent.

5.1.5                            ERISA:  The Obligor shall not:

(a)                     allow, or permit any of its ERISA Affiliates which are Subsidiaries of the Obligor to allow (i) any Single Employer Plan with respect to which the Obligor or its ERISA Affiliates which are Subsidiaries of the Obligor may have any liability to terminate, (ii) the Obligor or any of its ERISA Affiliates which are Subsidiaries of the Obligor to withdraw from any Single Employer Plan and, if applicable, a Multiemployer Plan, or (iii) any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Single Employer Plans, to the extent that any of the events described in (i), (ii) or (iii), singly or in the aggregate, could have a Material Adverse Effect; or

(b)                    fail, or permit any of its ERISA Affiliates which are Subsidiaries of the Obligor to fail, to comply with ERISA or other related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

5.1.6                            Financial Testing: The financial covenants set out in sub-clauses 5.6.1(b)(xx), 5.6.3(c)(ii)(11), 6.1.2 and 6.1.3 below shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to sub-clause 5.1.2(i) (Compliance Certificate).

5.2                           Books, Records and Inspections

The Obligor shall (i) keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) subject to binding contractual confidentiality obligations of the Obligor and its Subsidiaries to third parties and to Clause 9.11 (Confidentiality), permit, and will cause each of its Subsidiaries to permit, representatives of any Lender (at such Lender’s expense prior to the occurrence of an Event of Default and at the Obligor’s expense after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times and as often as may be reasonably desired.  The Obligor agrees to cooperate and assist in such visits and inspections.

5.3                           Payment of Taxes

The Obligor will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case, on a timely basis to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Obligor or any of its Subsidiaries; provided that neither the Obligor nor any Subsidiary of the Obligor shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

5.4                           Compliance with Statutes, etc.

The Obligor will, and will cause each Subsidiary to, comply with all applicable statues, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5                           Maintenance of Licenses and Permits

The Obligor will, and will cause each of its Subsidiaries, to maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6                           Negative Covenants

5.6.1                            Negative Pledge:

(a)                     Neither the Obligor nor any of its Subsidiaries will permit, create, assume, incur or suffer to exist any Lien on any asset tangible or intangible now owned or hereafter acquired by it, except as set out in paragraph (b) below.

(b)                    Paragraph (a) above does not apply to:

(i)                       Liens created pursuant to the Security Documents;
(ii)                    Liens existing on the date hereof and listed on Schedule 2 (Existing Encumbrances) hereto;
(iii)                 Liens securing repurchase agreements constituting a borrowing of funds by the Obligor or any of its Subsidiaries in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;
(iv)                Liens arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Restatement Date;
(v)                   Liens (x) on any asset of any Person existing at the time such Person is merged or consolidated with or into the Obligor or any of its Subsidiaries and not created in contemplation of such event or (y) securing Acquired Indebtedness so long as such Lien existed prior to the contemplated acquisition, was not created in contemplation of such acquisition and only relates to assets of the Person so acquired;
(vi)                Liens securing obligations owed by the Obligor or any of its Subsidiaries to the Parent or any other Subsidiary of the Parent, in each case solely to the extent that such Liens are required by an

                                  Applicable Insurance Regulatory Authority for such Person to maintain such obligations;
(vii)             Liens securing insurance obligations of the Obligor or any of its Subsidiaries owed to the Parent or any other Subsidiary of the Parent, in each case solely to the extent that such Liens are required or requested by ratings agencies, clients or brokers for such Person to maintain such insurance obligations;
(viii)          Liens on investments and cash balances of the Obligor or any of its Subsidiaries securing obligations of the Obligor or such Subsidiary in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Obligor or such Subsidiary;
(ix)                  inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(x)                     Liens in respect of property or assets of the Obligor or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Obligor’s or any such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Obligor or any Subsidiary of the Obligor or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
(xi)                  licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Obligor or any of its Subsidiaries;
(xii)               easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Obligor or any of its Subsidiaries;

(xiii)            Liens arising out of the existence of judgments or awards not constituting an Event of Default under Clause 6.1 (Events of Default Defined);
(xiv)           Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);
(xv)              bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Obligor or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;
(xvi)           Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the sub-paragraphs of this sub-clause 5.6.1, provided that such Indebtedness is not increased and is not secured by any additional assets;
(xvii)        Liens in respect of property or assets of the Obligor or any of its Subsidiaries securing Indebtedness of the type described in sub-paragraphs (6) or (10) of the definition of “Permitted Indebtedness” (as hereinafter set forth);
(xviii)     Liens in respect of property or assets of any Subsidiary of the Obligor securing Indebtedness of the type described in paragraph (ix) of the definition of “Permitted Indebtedness”; provided that the aggregate amount of the Indebtedness secured by such Liens shall not, when added to the aggregate amount of all outstanding obligations of the Parent secured by Liens incurred pursuant to paragraph (b)(xx) of sub-clause 5.6.1 exceed at any time 10% of Net Worth of the Parent at the time of incurrence of any new Liens under this paragraph (xviii);
(xix)             Liens arising in connection with securities lending arrangements entered into by the Obligor or any of its Subsidiaries with financial institutions in the ordinary course of business so long as any securities subject to any such securities lending arrangements do not constitute collateral under any security document; and

(xx)                in addition to the Liens described in sub-paragraphs (i) through (xix) above, Liens securing obligations of the Parent; provided that the aggregate amount of the obligations secured by such Liens shall not, when added to the aggregate amount of outstanding Indebtedness of the Obligor and its Subsidiaries pursuant to paragraph (11) of the definition of “Permitted Indebtedness”, exceed at any time 10% of Net Worth of the Parent at the time of incurrence of any Liens under this sub-clause 5.6.1.

5.6.2                            Disposals:

(a)                     The Obligor shall not nor will it permit any of its Subsidiaries to sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this paragraph (a) as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except as set forth in paragraph (b) below.

(b)                    Paragraph (a) above does not apply to:

(i)                       any Disposition of used, worn out, obsolete or surplus property of the Obligor or any of its Subsidiaries in the ordinary course of business;
(ii)                    license (as licensor) of intellectual property so long as such license does not materially interfere with the business of the Obligor or any of its Subsidiaries;
(iii)                 the Disposition of cash, Cash Equivalents and investment securities;
(iv)                the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;
(v)                   the granting or existence of Liens (and foreclosure thereon) not prohibited by this Agreement;
(vi)                the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of the Obligor or any of its Subsidiaries;
(vii)             dividends;

(viii)          any ceding of insurance or reinsurance in the ordinary course of business;
(ix)                  any Disposition by the Obligor or any of its Subsidiaries of any non-core asset or as set forth in Schedule 4 (Dispositions);
(x)                     Dispositions by the Obligor or any of its Subsidiaries of properties or assets having an aggregate fair value (as determined in good faith by the board of directors of the Obligor) of less than USD$1,000,000;
(xi)                  Dispositions by the Obligor or any of its Subsidiaries of any of its respective properties or assets to the Parent, to any wholly-owned Subsidiary of the Parent or (except as to property or assets consisting of the capital stock of Subsidiaries) to Alternative Re Holdings Limited; and
(xii)               other Dispositions to the extent that the fair market value of the assets the subject thereof (as determined in good faith by the board of directors or senior management of the Obligor), when added to the fair market value of the assets the subject of any such other Disposition or Dispositions under this paragraph (xii) previously consummated during the same fiscal year of the Obligor (as determined in good faith by the board of directors or senior management of the Obligor), does not constitute more than 20% of the consolidated assets of the Group as of the last day of the most recently ended fiscal year of the Group.

5.6.3                            Financial Indebtedness:

(a)                     The Obligor shall not incur or permit to subsist, and shall not permit any of its Subsidiaries to incur or subsist, any Indebtedness except Permitted Indebtedness (as hereinafter defined).

(b)                    The Obligor shall not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for Indebtedness incurred by the Obligor or any of its Subsidiaries hereunder and other Indebtedness which is either pari passu with, or subordinated in right of payments to, the Indebtedness incurred by the Obligor hereunder and the other obligations owing hereunder and under the Fundamental Documents.

(c)                     Definitions:  In this Clause 5.6 the following terms have the following meanings.

(i)                       “Acquired Indebtedness” means Indebtedness of the Obligor or any of its Subsidiaries acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness), provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.
(ii)                    “Permitted Indebtedness” means:
(1)                    Indebtedness of the Obligor or any of its Subsidiaries incurred pursuant to this Agreement or the JPMorgan Credit Agreement (as defined in item 2 of Schedule 2 (Existing Encumbrances));
(2)                    Indebtedness of the Obligor or any of its Subsidiaries existing on the date hereof and listed on Schedule 3 (Existing Indebtedness) and refinancings by the Obligor or any of its Subsidiaries thereof; provided that the aggregate principal amount of any such refinancing Indebtedness is not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums required to be paid thereof and fees and expenses associated therewith;
(3)                    Indebtedness of the Obligor or any of its Subsidiaries under any Rate Hedging Obligations, in each case entered into to protect the Obligor or such Subsidiary against fluctuations in interest rates, currency exchange rates or other rate fluctuations and not entered into for speculative purposes;
(4)                    any Indebtedness owed by the Obligor or any of its Subsidiaries to the Parent or any of its Subsidiaries;
(5)                    Indebtedness in respect of purchase money obligations and Capital Lease Obligations of the Obligor or any of its Subsidiaries, and refinancings thereof; provided that the aggregate principal amount of all such Capital Lease Obligations does not exceed at any time outstanding USD$25,000,000 at the time of incurrence of any new Indebtedness under this sub-paragraph (5);
(6)                    Indebtedness of the Obligor or any of its Subsidiaries in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of the Obligor or such Subsidiary, in each case in the ordinary course of business;

(7)                    Indebtedness of the Obligor or any of its Subsidiaries incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;
(8)                    Acquired Indebtedness of the Obligor or any of its Subsidiaries;
(9)                    Indebtedness incurred under securities lending arrangements entered into in the ordinary course of business;
(10)              Indebtedness incurred under Credit Protection Arrangements entered into in the ordinary course of business;
(11)              additional Indebtedness of the Obligor or any of its Subsidiaries not otherwise permitted under sub-paragraph (1) through (10) of this definition which, when added to the aggregate amount of all outstanding Indebtedness obligations secured by Liens incurred by the Obligor or any of its Subsidiaries pursuant to sub-clause 5.6.1(b)(xx), shall not exceed at any time outstanding 5% of the Net Worth of the Parent at the time of incurrence of any new Indebtedness under this paragraph (11); and
(12)              Indebtedness arising from Guarantees made by the Obligor or any of its Subsidiaries of Indebtedness of the type described in sub-paragraphs (1) through (12) of this definition.

5.6.4                            Consolidations, Mergers, Sales of Assets and Acquisitions.

(a)                     The Obligor shall not, and shall not permit any of its Subsidiaries to, consolidated or merge with or into any other Person; provided that (i) the Obligor may merge with another Person if (A) the Obligor is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (ii) Subsidiaries of the Obligor may merge with one another.

(b)                    The Obligor shall not, and shall not permit any of its Subsidiaries to, acquire all or substantially all of the capital stock or assets of another Person unless at such time and immediately after giving effect thereto no Default or Event of Default exists or would result therefrom.

5.6.5                            Transactions with Affiliates:  The Obligor shall not, and shall not permit any of its Subsidiaries to, enter into or be a party to a transaction with any Affiliate of the Obligor or any of its Subsidiaries (which Affiliate is not the Parent) except:

(a)                     transactions with Affiliates on terms no less favorable to the Obligor or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person;

(b)                    transactions and payments pursuant to agreements and arrangements disclosed in, or listed as an exhibit to, the Parent’s annual report on Form 10-K filed with the SEC on March 13, 2006 or any subsequent other filing with the SEC through the Restatement Date or any such agreement or arrangement as thereafter amended, extended or replaced on terms that are, in the aggregate, no less favorable to the Obligor and its Subsidiaries than the terms of such agreement on the Restatement Date, as the case may be;

(c)                     dividends; and

(d)                    fees and compensation paid to and indemnities provided on behalf of officers and directors of the Obligor or any of its Subsidiaries as reasonably determined in good faith by the board of directors or senior management of the Obligor.

5.6.6                            Amendments:  The Obligor shall not amend or otherwise change the terms of the Custodian Agreement other than in favor of the Obligor and not adverse to the Lenders.

5.6.7                            Conduct of Business:  The Obligor shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by the Obligor and its Subsidiaries on the Restatement Date and similar or related businesses.

6.                                 EVENTS OF DEFAULT AND REMEDIES

6.1                           Events of Default Defined

Each of the following is an “Event of Default”:

6.1.1                            with respect to the Obligor:

(a)                     failure by the Obligor to pay any amount payable by it hereunder on the date due;

(b)                    if any representation or warranty made by or on behalf of the Obligor in this Agreement, in any other Fundamental Document or in any certificate, report or financial or other statement furnished to the Agent at any time under or in connection with this Agreement, any other Fundamental

                                   Document or any other such document or agreement shall have been untrue in any material respect when made or deemed to have been made;

(c)                     default by the Obligor in the observance or performance of its covenants set forth in (i) Clause 5 (Covenants); or (ii) default by the Obligor in the observance or performance of its obligation to maintain the value of the Custodial Account maintained in its name in accordance with sub-clause 5.1.4 (Maintenance of Adjusted Collateral Value) hereof and Clause 1 of the Security Agreement between it and the Security Agent;

6.1.2                            failure by the Parent to maintain a minimum Consolidated Tangible Net Worth that is at any time less than the sum of: (i) USD$1,950,000,000; (ii) 25% of the aggregate Net Cash Proceeds received from any issuance of common or preferred equity interests of the Parent consummated on or after August 30, 2006; and (iii) 25% of its Consolidated Net Income (if positive) for each fiscal quarter ended after June 30, 2006.  For purposes of this sub-clause 6.1.2, “Net Cash Proceeds” means for any issuance of equity, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such issuance, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith).

6.1.3                            the Parent Leverage Ratio on the last day of any fiscal quarter or fiscal year of the Parent is greater than 0.35:1.00.  For purposes of this sub-clause 6.1.3:

(a)                     “Parent Leverage Ratio” means, at any time, the ratio of (i) Parent Consolidated Indebtedness at such time to (ii) Parent Consolidated Total Capital at such time;

(b)                    “Parent Consolidated Indebtedness” means, as of any date of determination, (i) all Indebtedness of the Group which at such time would appear on the liability side of a balance sheet of such Persons prepared on a consolidated basis in accordance with GAAP plus (ii) any Indebtedness for borrowed money of any other Person (other than any member of the Group) as to which any member of the Group has created a Guarantee (but only to the extent of such Guarantee).  For the avoidance of doubt, “Parent Consolidated Indebtedness” shall not include any Guarantees of any Person under or in connection with letters of credit or similar facilities so long as no unreimbursed drawings or payments have been made in respect thereof; and

(c)                     “Parent Consolidated Total Capital” means, as of any date of determination, the sum of (i) Parent Consolidated Indebtedness and (ii) Net Worth of the Parent at such time;

6.1.4                            the Parent permits, creates, assumes, incurs or suffers to exist any Lien on any asset, tangible or intangible, now owned or hereafter acquired, other than in the same manner, and subject to the same limitations, as otherwise permitted under paragraph (b) of sub-clause 5.6.1 (Negative Pledge) and except as set out on Schedule 2 (Existing Encumbrances); for the avoidance of doubt for this purpose, reference to “Subsidiaries” (including in the definition of “Permitted Indebtedness”) shall include Subsidiaries of the Parent;

6.1.5                            the Parent making a Disposition (as defined in paragraph (a) of sub-clause 5.6.2 (Disposals)) of any of its properties or assets, tangible or intangible, other than in the same manner, and subject to the same limitations, as otherwise permitted under paragraph (b) of sub-clause 5.6.2 (Disposals) and except as set out in Schedule 4 (Dispositions); for the avoidance of doubt for this purpose, references to “Subsidiaries” includes Subsidiaries of the Parent;

6.1.6                            non-compliance by the Parent or its ERISA Affiliates of the covenant set forth in sub-clause 5.1.5 (ERISA);

6.1.7                            default by the Obligor in the observance or performance of any covenant or agreement contained in this Agreement or any other Fundamental Document (other than those referred to in Clause 6.1.1) and the continuance thereof unremedied for 28 days after the earlier of (a) an officer of the Obligor or the Parent becoming aware of such default or (b) receipt by the Obligor of written notice of the default from the Agent;

6.1.8                            an order shall be made by a competent court or a resolution shall be passed for the winding up or dissolution or rehabilitation of the Parent or the Obligor save for the purposes of amalgamation, merger, consolidation, reorganization or other similar arrangement on terms approved by the Majority Lenders (not involving the insolvency of the Parent or the Obligor) and save that if any such order or resolution is sought in an involuntary proceeding against any the Person, such Person shall have 30 days from the commencement of such proceeding to obtain an order staying, vacating or dismissing such proceedings, or a petition shall be presented to, or an order shall be made by a competent court for the appointment of, an administrator of the Parent or the Obligor and such petition or order shall not have been stayed, vacated or dismissed within 30 days after the presentation of such petition or the making of such order;

6.1.9                            the Parent or the Obligor shall cease to carry on the whole or substantially the whole of its business, save for the purposes of amalgamation, merger,

                                                    consolidation, reorganization or other similar arrangement (not involving or arising out of the insolvency of the Parent or the Obligor) which is permitted hereunder, or the Parent or the Obligor shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found bankrupt or insolvent by any competent court in a voluntary or involuntary bankruptcy or insolvency proceeding and, in the case of an involuntary proceeding, such adjudication or finding is not stayed, vacated or dismissed for 30 days, or shall enter into any composition or other similar arrangement with its creditors generally;

6.1.10                      a receiver, administrator, liquidator or other similar official shall be appointed in relation to the Parent or the Obligor or in relation to the whole or a substantial part of its assets or to the Collateral or a distress, execution or other process shall be levied or enforced upon or out against, or any encumbrance shall take possession of, the whole or a substantial part of its assets or the Collateral and in any of the foregoing cases, such action or person shall not be discharged, dismissed, vacated, stayed or bonded within 30 days;

6.1.11                      any seizure, vesting or intervention by or under authority of a government occurs, by which the Parent’s or the Obligor’s management is displaced or its authority in the conduct of its business is curtailed;

6.1.12                      default by the Parent or the Obligor in (i) any payment of principal of or interest of any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, provided that the aggregate principal amount of all Indebtedness under paragraphs (i) and (ii) of this sub-clause 6.1.12 which would then become due and payable would equal or exceed, in the case of the Parent or the Obligor, USD$50,000,000;

6.1.13                      one or more judgments or decrees shall be entered against the Parent or the Obligor involving in the aggregate a liability (to the extent not paid or covered by insurance) of, in the case of the Parent or the Obligor, USD$50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days after the entry thereof;

6.1.14                      if the validity or enforceability of any Security Document to which the Obligor is a party shall be contested by any Person or the security interest created in favor of the Security Agent pursuant to any Security Document shall cease to be valid and binding or to constitute a fully perfected security interest in the collateral described in such security document, superior in right to any other lien;

6.1.15                      it is or becomes unlawful for the Obligor to perform any of its obligations under this Agreement or any other Fundamental Document;

6.1.16                      the Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate this Agreement, any other Fundamental Document or any Lien created pursuant to the Security Documents or evidences an intention to rescind or repudiate this Agreement, any other Fundamental Document or any Lien created pursuant to the Security Documents;

6.1.17                      receipt by the Obligor of any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act, 1978 of Bermuda; or

6.1.18                      a Change in Control shall occur.

6.2                           Remedies

6.2.1                            Without limiting any other rights or remedies of the Agent or any Lender provided for elsewhere in this Agreement or any other Fundamental Document, or by applicable law, or in equity, or otherwise, (i) if any Event of Default shall occur and be continuing with respect to the Obligor, the Agent may (and shall if so instructed by the Majority Lenders), by notice to the Obligor, declare all amounts owing under this Agreement and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of the Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor, and (ii) if any Event of Default shall occur and be continuing with respect to the Parent, the Agent may (and shall if so instructed by the Majority Lenders), by notice to the Obligor, declare all amounts owing under this Agreement and any Letters of Credit (whether or not such Letter of Credit Obligations be contingent or unmatured) issued at the request of the Obligor to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligor.  The Agent may immediately take any and all remedies with respect to the Collateral permitted by the Security Documents.

6.2.2                            Upon declaration as provided for above, the Obligor shall, as specified in written notice by the Agent, either (i) immediately deliver to the Agent, any amounts required to be paid in accordance with sub-clause 6.2.1 hereof (the “Letter of

                                                    Credit Amount”), or (ii) with the consent of the Beneficiary or Beneficiaries thereof, cause any Letters of Credit to be cancelled forthwith in a manner satisfactory to the Agent.  In addition to providing the Letter of Credit Amount, the Obligor shall provide the Agent with any documentation as the Agent may from time to time request to perfect its rights in the Letter of Credit Amount, including, without limitation, pledge agreements and financing statements in form and substance satisfactory to the Agent.  The Agent shall hold the Letter of Credit Amount in its own name, for the exclusive purpose of applying such Letter of Credit Amount toward the immediate payment of amounts which are thereafter drawn under any Letter of Credit, and, to the extent of such payment, the Reimbursement Obligations shall be deemed to be satisfied.  Upon the expiry date of all Letters of Credit, any Letter of Credit Amount remaining after satisfaction of all Reimbursement Obligations shall be remitted to the order of the Obligor.  The Obligor shall remain liable for the relevant amount of any deficiency in respect of its Letter of Credit Obligations and Reimbursement Obligations.

6.2.3                            Upon the occurrence and during the continuation of any Default or Event of Default under this Agreement, no Letter of Credit shall be issued, renewed or extended under this Agreement without the consent of each Lender.

7.                                CHANGES TO PARTIES

7.1                           Changes to the Lenders

7.1.1                            Assignments and Transfers by the Lenders

Subject to this Clause 7.1, a Lender (the “Existing Lender”) may:

(a)                     assign any of its rights; or

(b)                    transfer by novation any of its rights and obligations,

to an Eligible Assignee (the “New Lender”).

7.1.2                            Conditions of Assignment or Transfer

(a)                     So long as no Event of Default has occurred and is continuing, the consent of the Obligor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)                    The consent of the Obligor to an assignment or transfer must not be unreasonably withheld or delayed.  The Obligor will be deemed to have given its consent seven Business Days after the Existing Lender has requested it in writing unless consent is expressly refused by the Obligor within that time.

(c)                     An assignment will only be effective on:

(i)                       receipt by the Agent of an Assignment and Assumption from the New Lender (in form and substance satisfactory to the Agent) stating that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;
(ii)                    receipt by the Agent of a signed copy from the New Lender of the New Lender’s Authorization Letter substantially in the form of Part B of Exhibit A hereto executed by the New Lender;
(iii)                 issuance by the Agent of an amendment to each outstanding Letter of Credit replacing the Existing Lender with the New Lender and acceptance thereof by each Beneficiary; and
(iv)                performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)                    If:

(i)                       a Lender assigns or transfers any of its rights or obligations under the Fundamental Documents or changes its Facility Office; and
(ii)                    as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under sub-clause 2.9.2 or Clause 2.7 (Regulatory Requirements; Additional Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

7.1.3                            Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD$2,500.

7.1.4                            Limitation of Responsibility of Existing Lenders

(a)                     Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                       the legality, validity, effectiveness, adequacy or enforceability of the Fundamental Documents or any other documents;
(ii)                    the financial condition of any Obligor;
(iii)                 the performance and observance by any Obligor of its obligations under the Fundamental Documents or any other documents; or
(iv)                the accuracy of any statements (whether written or oral) made in or in connection with any Fundamental Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                    Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                       has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Fundamental Document; and
(ii)                    will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Fundamental Documents or any Commitment is in force.

(c)                     Nothing in any Fundamental Document obliges an Existing Lender to:

(i)                       accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 7.1; or
(ii)                    support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Fundamental Documents or otherwise.

7.1.5                            Procedure for Transfer

(a)                     Subject to the conditions set out in sub-clause 7.1.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment and Assumption delivered to it by the Existing Lender and the New Lender.

                                   The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment and Assumption appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute such Assignment and Assumption.

(b)                    The Agent shall only be obliged to execute an Assignment and Assumption delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                     On the Transfer Date:

(i)                       to the extent that in the Assignment and Assumption the Existing Lender seeks to transfer by novation its rights and obligations under the Fundamental Documents, the Obligor and the Existing Lender shall be released from further obligations towards one another under the Fundamental Documents and their respective rights against one another under the Fundamental Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)                    the Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)                 the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Fundamental Documents; and
(iv)                the New Lender shall become a Party as a “Lender”.

7.1.6                            Copy of Assignment and Assumption to Obligor

The Agent shall, as soon as reasonably practicable after it has executed an Assignment and Assumption, send to the Obligor a copy of such Assignment and Assumption.

7.1.7                            Disclosure of information

Any Lender may disclose to any of its Affiliates and the directors, officers, employees, agents, including accounts, legal counsel and other advisors of the Lender and its Affiliates (subject to Clause 9.11 (Confidentiality) hereof) and any other person:

(a)                     to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                    with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Obligor; or

(c)                     to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Obligor, the Group and the Fundamental Documents as that Lender shall consider appropriate.

7.2                           Changes to the Obligors

The Obligor may not assign any of its rights or transfer any of its rights or obligations under the Fundamental Documents.

8.                                THE FINANCE PARTIES

8.1                           Role of the Agent and Security Agent

8.1.1                            Appointment of the Agent and Security Agent

(a)                     Each other Finance Party appoints the Agent and Security Agent to act as its agent under and in connection with the Fundamental Documents.

(b)                    Each other Finance Party authorizes the Agent and Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Fundamental Documents together with any other incidental rights, powers, authorities and discretions.

8.1.2                            Duties of the Agent

(a)                     The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                    Except where a Fundamental Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                     If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                    If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)                     The Agent’s duties under the Fundamental Documents are solely mechanical and administrative in nature.

8.1.3                            Role of the Arranger

Except as specifically provided in the Fundamental Documents, the Arranger has no obligations of any kind to any other party under or in connection with any Fundamental Document.

8.1.4                            No Fiduciary Duties

(a)                     Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)                    Neither the Agent nor the Arranger shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

8.1.5                            Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

8.1.6                            Rights and Discretions of the Agent

(a)                     The Agent may rely on:

(i)                       any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and
(ii)                    any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                    The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                       no Default has occurred (unless it has actual knowledge of a Default arising under sub-clause (a));
(ii)                    any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(iii)                 any notice or request made by the Obligor is made on behalf of and with the consent and knowledge of the Parent.

(c)                     The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                    The Agent may act in relation to the Fundamental Documents through its personnel and agents.

(e)                     The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                       Notwithstanding any other provision of any Fundamental Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

8.1.7                            Majority Lenders’ Instructions

(a)                     Unless a contrary indication appears in a Fundamental Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                    Unless a contrary indication appears in a Fundamental Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                     The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability which it may incur in complying with the instructions.

(d)                    In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                     The Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Fundamental Document.

8.1.8                            Responsibility for Documentation

Neither the Agent nor the Arranger is:

(a)                     responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Obligor or any other person given in or in connection with any Fundamental Document; or

(b)                    responsible for the legality, validity, effectiveness, adequacy or enforceability of any Fundamental Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Fundamental Document.

8.1.9                            Exclusion of Liability

(a)                     Without limiting paragraph (b) below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Fundamental Document, unless directly caused by its gross negligence or willful misconduct.

(b)                    No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Fundamental Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                     The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Fundamental Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Agent for that purpose.

(d)                    Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

8.1.10                      Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its Ratable Share) indemnify the Agent, within ten Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or willful misconduct) in acting as Agent under the Fundamental Documents (unless the Agent has been reimbursed by the Obligor pursuant to a Fundamental Document).

8.1.11                      Resignation of the Agent

(a)                     The Agent may resign and appoint one of its Affiliates as a successor by giving notice to the other Finance Parties and the Obligor.

(b)                    Alternatively the Agent may resign by giving notice to the other Finance Parties and the Obligor, in which case the Majority Lenders (after consultation with the Obligor) may appoint a successor Agent with the consent of the Obligor (such consent not to be unreasonably withheld or delayed).

(c)                     If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent may appoint a successor Agent with the consent of the Obligor (such consent not to be unreasonably withheld or delayed).

(d)                    The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Fundamental Documents.

(e)                     The Agent’s resignation notice shall only take effect upon the appointment of a successor and the acceptance by such successor to assume all responsibilities of the Agent hereunder.

(f)                       Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Fundamental Documents but shall remain entitled to the benefit of this Clause 8.1.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                    After consultation with the Obligor, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

8.1.12                      Confidentiality

(a)                     In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                    If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

8.1.13                      Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

8.1.14                      Credit Appraisal by the Lenders

(a)                     Without affecting the responsibility of the Obligor for information supplied by it or on its behalf in connection with any Fundamental Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Fundamental Document including but not limited to:

(i)                       the financial condition, status and nature of each member of the Group;
(ii)                    the legality, validity, effectiveness, adequacy or enforceability of any Fundamental Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Fundamental Document;
(iii)                 whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Fundamental Document, the transactions contemplated by the Fundamental Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Fundamental Document; and

(iv)                the adequacy, accuracy and/or completeness of any information provided by the Agent, the Arranger, any Party or by any other person under or in connection with any Fundamental Document, the transactions contemplated by the Fundamental Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Fundamental Document.

8.1.15                      Reference Bank

If the Reference Bank ceases to be the Agent or a Lender, the Agent shall (in consultation with the Obligor) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

8.1.16                      Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Fundamental Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Fundamental Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Fundamental Documents that Party shall be regarded as having received any amount so deducted.

8.2                           Conduct of Business by the Finance Parties

8.2.1                            No provision of this Agreement will:

(a)                     interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                    oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                     oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

8.3                           Sharing Among the Finance Parties

8.3.1                            Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Obligor other than in accordance with Clause 9.1 (Payment Mechanics) and applies that amount to a payment due under the Fundamental Documents then:

(a)                     the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                    the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 9.1 (Payment Mechanics), without taking account of any tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                     the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with sub-clause 9.1.5 (Partial Payments).

8.3.2                            Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with sub-clause 9.1.5 (Partial payments).

8.3.3                            Recovering Finance Party’s Rights

(a)                     On a distribution by the Agent under sub-clause 8.3.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                    If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

8.3.4                            Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                     each Finance Party which has received a share of the relevant Sharing Payment pursuant to sub-clause 8.3.2 (Redistribution of Payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the  Sharing Payment (together with an amount as is necessary to reimburse that

                                   Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                    that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

8.3.5                            Exceptions

(a)                     This Clause 8.3 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Obligor.

(b)                    A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                       it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)                    that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

9.                                 MISCELLANEOUS

9.1                           Payment Mechanics

9.1.1                            Payments to the Agent

(a)                     On each date on which the Obligor or a Lender is required to make a payment under a Fundamental Document, the Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Fundamental Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                    Payment shall be made to such account in the principal financial center of the country of that currency with such bank as the Agent specifies.

9.1.2                            Distributions by the Agent

Each payment received by the Agent under the Fundamental Documents for another Party shall, subject to sub-clause 9.1.3 (Distributions to the Obligor), sub-clause 9.1.4 (Clawback) and sub-clause 8.1.16 (Deduction from Amounts Payable by the Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial center of the country of that currency.

9.1.3                            Distributions to the Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 9.6 (Right of Set-off)) apply any amount received by it for the Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligor under the Fundamental Documents or in or towards purchase of any amount of any currency to be so applied.

9.1.4                            Clawback

(a)                     Where a sum is to be paid to the Agent under the Fundamental Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                    If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

9.1.5                            Partial Payments

(a)                     If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligor under the Fundamental Documents, the Agent shall apply that payment towards the obligations of the Obligor under the Fundamental Documents in the following order:

(i)                       first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Fundamental Documents;
(ii)                    secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)                 thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)                fourthly, in or towards payment pro rata of any other sum due but unpaid under the Fundamental Documents.

(b)                    The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                     Paragraphs (a) and (b) above will override any appropriation made by the Obligor.

9.1.6                            No set-off by Obligors

All payments to be made by the Obligor under the Fundamental Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

9.1.7                            Business Days

(a)                     Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                    During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

9.1.8                            Currency of Account

(a)                     Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from the Obligor under any Fundamental Document.

(b)                    A repayment of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

(c)                     Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                    Each payment in respect of costs, expenses or taxes shall be made in the currency in which the costs, expenses or taxes are incurred.

(e)                     Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

9.1.9                            Change of Currency

(a)                     Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i)                       any reference in the Fundamental Documents to, and any obligations arising under the Fundamental Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligor); and
(ii)                    any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                    If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligor) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

9.1.10                      Disruption to Payment Systems etc.

If either the Agent determines (in its reasonable discretion) that a Disruption Event has occurred or the Agent is notified by the Obligor (in its reasonable discretion) that a Disruption Event has occurred:

(a)                     the Agent may, and shall if requested to do so by the Obligor, consult with the Obligor with a view to agreeing with the Obligor such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)                    the Agent shall not be obliged to consult with the Obligor in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                     the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                    any such changes agreed upon by the Agent and the Obligor shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Fundamental Documents notwithstanding the provisions of Clause 9.2 (Amendments and Waivers);

(e)                     the Agent shall not be liable for any damages, costs or losses whatsoever  (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 9.1; and

(f)                       the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

9.2                           Amendments and Waivers

9.2.1                            No amendment or waiver of any provision of this Agreement or any other Fundamental Document, nor consent to any departure by the Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, the Majority Lenders and the Obligor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                     increase the maximum aggregate amount of the Letters of Credit without the written consent each Lender;

(b)                    increase the Commitment of any Lender without the written consent of such Lender;

(c)                     reduce the amount, waive, excuse or postpone the due date of any amount payable in respect of any Letter of Credit or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(d)                    postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(e)                     extend the expiration date of any Letter of Credit beyond the Facility Termination Date without the written consent of each Lender affected thereby;

(f)                       change in any manner the obligations of the Lenders relating to the purchase of participations in Letters of Credit without the written consent of each Lender;

(g)                    change any provision of this Clause 9.2.1 or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h)                    release any Lien granted in favor of the Security Agent with respect to all or substantially all of the Collateral without the written consent of each Lender; or

(i)                        amend, modify or otherwise affect the rights or duties of the Agent  or the Arranger hereunder without the prior written consent of the Agent or the Arranger, as the case may be.

9.2.2                            In the event that the Obligor wishes to deposit an Investment in the Custodial Account which is rated by a nationally or internationally-recognized ratings agency other than S&P, Moody’s or Fitch, the Agent agrees to reasonably consider on a timely basis whether the rating of such Investment may be considered the equivalent of a rating provided by S&P, Moody’s or Fitch for purposes of the relevant provisions of this Agreement and, if instructed to do so by the Lenders, to execute any amendment, waiver or other writing relating thereto on a timely basis.

9.3                           Addresses for Notices

All notices and other communications provided for hereunder shall be in writing unless otherwise stated herein and shall be delivered by e-mail, fax, hand delivery, or recognized courier service that provides delivery within two (2) Business Days:

if to Arch Reinsurance Ltd., at:

Wessex House, 3rd Floor
45 Reid Street
Hamilton HM 12
Bermuda
Attn:  Controller
Telephone:  +1 (441) 278-9200
Facsimile:  +1 (441) 278-9230
E-mail:  michelle.seymour@archreinsurance.bm

if to the Agent, at

5 The North Colonnade
London E14 4BB
England
Attn:  Karen Somerville, Loan Operations - Agency Desk
Telephone:  +44 (0)20 7773 6417
Facsimile:  +44 (0)20 7773 6808
E-mail: Karen.Somerville@barcap.com

if to an Original Lender, at the address set forth under such Original Lender’s name on its signature page hereto and shall be effective when delivered at the address specified in or pursuant to this Clause 9.3, or such other address notified to the other party in writing.

9.4                           Successors and Assigns

This Agreement is a continuing obligation of the Obligor and shall, until the date on which all amounts due and owing hereunder are paid in full (i) be binding upon the Obligor, its successors and assigns and (ii) inure to the benefit of and be enforceable by the Agent and the Lenders and its successors and assigns, provided that any assignment of this Agreement or any part hereof by the Obligor shall be void.

9.5                           Payment of Expenses and Taxes; Indemnities

9.5.1                            The Obligor hereby agrees to pay or reimburse the Agent and each Lender for all their respective out-of-pocket costs and expenses incurred in connection with the development, preparation and attention to the execution of the Fundamental Documents, and of documents embodying or relating to amendments, waivers or consents with respect to any of the foregoing, including the reasonable fees and out-of-pocket costs and expenses of counsel to the Agent and each Lender, (ii) the Obligor agrees to pay and to save the Agent and each Lender from all registration, recording and filing fees and all liabilities with respect to, or resulting from, any delay by the Obligor in paying stamp and other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, any of the Fundamental Documents or any amendment, waiver or consent with respect thereto or the consummation of any of the transactions contemplated thereby, (iii) the Obligor agrees to pay or reimburse the Agent and each Lender for all its out-of-pocket costs and expenses incurred in connection with the preparation and attention to the execution and issuance of Letters of Credit issued at the request of the Obligor and (iv) the Obligor agrees to pay or reimburse the Agent and each Lender for all out-of-pocket costs and expenses incurred by it in connection with the enforcement or preservation of any rights against the Obligor under or in respect of this Agreement and the other Fundamental Documents (including the fees and expenses of lawyers retained by the Agent and each Lender, including the allocated costs of internal counsel, and remuneration paid to agents and experts not in the full-time employ of the Agent and each Lender for services rendered on behalf of the Agent and each Lender) on a full indemnity basis.  All such amounts will be paid by the Obligor on demand.

9.5.2                            The Obligor agrees to indemnify the Agent and any Lender, and their respective directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, losses, liabilities, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising as a consequence of (i) any failure by the Obligor to pay the Agent or any Lender, as required under this Agreement, punctually on the due date thereof, any amount payable by the Obligor to the Agent or any Lender or (ii) the acceleration, in accordance with the terms of this Agreement, of the time of payment of any of the Reimbursement Obligations, except to the extent caused by the Agent’s or such Lender’s negligence or willful misconduct or breach of this Agreement.  Such losses, costs or expenses may include, without limitation, (i) any costs incurred by the Agent or any Lender in carrying funds to cover any overdue principal, overdue interest, or any other overdue sums payable by the Obligor to the Agent or any Lender or (ii) any losses incurred or sustained by the Agent or any Lender in liquidating or reemploying funds acquired by the Lender from third parties.

9.5.3                            The Obligor agrees to indemnify the Agent, the Arranger and any Lender, and their respective directors, officers, employees, agents and Affiliates from, and hold each of them harmless against, any and all claims, damages, liabilities, losses, costs and expenses (including without limitation, reasonable fees and disbursements of counsel) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) with respect to the Obligor relating to any transaction contemplated by this Agreement or any other Fundamental Document, any actions or omissions of the Obligor or any of the Obligor’s directors, officers, employees or agents in connection with this Agreement or any other Fundamental Document, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

9.6                           Right of Set-Off

The Obligor agrees that, in addition to (and without limitation of) any right of setoff, banker’s Lien or counterclaim a Finance Party may otherwise have, such Finance Party shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final, and regardless of whether such balances are then due to the Obligor) held by it for the account of the Obligor at any of such Finance Party’s offices, in U.S. Dollars or in any other currency, against any amount payable by the Obligor under this Agreement or any Letter of Credit that is not paid when due, taking into account any applicable grace period, in which case it shall promptly notify the Obligor thereof, provided that such Finance Party’s failure to give such notice shall not affect the validity thereof.  In furtherance thereof, the Obligor hereby grants to such Finance Party, a continuing Lien, security interest and right of setoff as security for all liabilities and obligations to such Finance Party, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of the Obligor, now or hereafter in the possession, custody, safekeeping or control of such Finance Party or any entity under the control of the Custodian and its successors and assigns or in transit to any of them.  At any time after the occurrence of an Event of Default, without demand or notice (any such notice being expressly waived by the Obligor), each Finance Party may setoff the same or any part thereof and apply the same to any liability or obligation of the Obligor even though unmatured and regardless of the adequacy of any other collateral securing the Obligor’s obligations hereunder.  ANY AND ALL RIGHTS TO REQUIRE A FINANCE PARTY TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGOR’S OBLIGATIONS HEREUNDER, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE OBLIGOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

9.7                           Governing Law

This Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law or conflicts of law principles thereof.

9.8                           Consent to Jurisdiction

The Obligor hereby expressly submits to the non-exclusive jurisdiction of all federal and state courts sitting in the State of New York, and agrees that any process or notice of motion or other application to any of said courts or a judge thereof may be served upon the Obligor within or without such court’s jurisdiction by registered or certified mail, return receipt requested, or by personal service, at the Obligor’s address (or at such other address as the Obligor shall specify by a prior notice in writing to the Agent), provided reasonable time for appearance is allowed.  The Obligor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue to any suit, action or proceeding arising out or relating to this Agreement brought in any federal or state courts sitting in the State of New York and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, the Agent and the Lenders may sue the Obligor in any jurisdiction where the Obligor or any of its assets may be found and may serve legal process upon the Obligor in any other manner permitted by law.

9.9                           Waiver of Jury Trial

EACH PARTY HERETO MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT RELATING TO THE ADMINISTRATION OF THIS AGREEMENT OR ENFORCEMENT OF THE FUNDAMENTAL DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE OBLIGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE AGENT TO ENTER INTO THIS AGREEMENT AND THE OTHER FUNDAMENTAL DOCUMENTS.

9.10                     Interest

All agreements between the Agent, the Lenders and the Obligor are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Agent or the Lenders for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Agent, the Lenders and the Obligor in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the agreements executed herewith at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Agent or a Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Obligor and the Agent and the Lenders.

9.11                     Confidentiality

The Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their respective (and their respective Affiliates’) directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Agreement, (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) with the consent of the Obligor or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Clause 9.11.  For the purposes of this Clause 9.11, “information” means all information received by the Agent and the Lenders relating to the Parent or Obligor or any Subsidiary of the Parent or Obligor or their respective businesses, other than any such information that is available to the Agent and the Lenders on a non-confidential basis prior to disclosure by the Parent or Obligor.  Any Person required to maintain the confidentiality of Information as provided in this Clause 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information or the Agent and the Lenders have treated such Information in a manner consistent with banking industry standards for the treatment of confidential information.  Notwithstanding anything herein to the contrary, each party to this Agreement (and any employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.  The provisions of this Clause 9.11 shall survive the Facility Termination Date and the Letter of Credit Obligations hereunder.

9.12                     Table of Contents and Captions

The Table of Contents hereof and captions herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.13                     Integration

This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Letter of Credit and Reimbursement Agreement.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement.

9.14                     Counterparts

This Agreement may be executed in multiple counterparts each of which shall be an original and all of which when taken together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective officers, as an instrument under seal, as of the date first above written.

ARCH REINSURANCE LTD., as Obligor

By:  /s/ Nicolas Papadopoulo

Name:  Nicolas Papadopoulo

Title:  President & CEO

BARCLAYS BANK PLC,
as Agent

By:  /s/ Roger Cosby

Name:  Roger Cosby

Title:  Manager

BARCLAYS BANK PLC,
as an Original Lender

By:  /s/ Roger Cosby

Name:  Roger Cosby

Title:   Manager

Address:  5 The North Colonnade, London E14 4BB

ING BANK N.V., LONDON BRANCH, as an Original Lender

By:  /s/ Nick J. Marchant, /s/ M.E.R. Sharman (Managing Director)

Name:  N.J. Marchant

Title:  Director

Address:  60 London Wall, London EC2M 5TQ

LLOYDS TSB BANK PLC, as an Original Lender

By:  /s/ Sebastian Kafetz

Name:  Sebastian Kafetz

Title:  Relationship Manager

Address:  25 Gresham Street, London EC2V 7HN

BARCLAYS CAPITAL,
as Arranger

By:  /s/ Roger Cosby

Name:  Roger Cosby

Title:  Manager

Address:  5 The North Colonnade, London E14 4BB

SCHEDULE 1

LENDER COMMITMENTS

Name of Original Lender	Commitment (in U.S. Dollars)	Ratable Share
Barclays Bank PLC	$50,000,000	33.33333334%

ING Bank N.V., London Branch	$50,000,000	33.33333333%

Lloyds TSB Bank plc	$50,000,000	33.33333333%

Total	$150,000,000	100.00000000%